UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________
FORM 11-K
_________________________________________

(Mark One)
☑                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐                   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from______to______

Commission File Number:  001-01011

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

CVS HEALTH FUTURE FUND 401(k) PLAN
(formerly known as the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies)

________________________________________

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

CVS HEALTH CORPORATION

One CVS Drive
Woonsocket, RI 02895

CVS HEALTH FUTURE FUND 401(k) PLAN
YEARS ENDED DECEMBER 31, 2024 AND 2023

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of
CVS Health Future Fund 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of CVS Health Future Fund 401(k) Plan (the Plan) as of December 31, 2024 and 2023, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2024 and 2023, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule Required by ERISA

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2024 (referred to as the “supplemental schedule”), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2008.
Boston, Massachusetts
June 26, 2025

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Net Assets Available for Benefits
December 31, 2024 and 2023

	2024	2023
Assets:
Investments at fair value:
Mutual funds (Note 2 (b))	$9,446,229,019	$8,705,070,432
Common stock (Note 2 (b))	5,669,570,669	5,455,164,836
Corporate bonds (Note 2 (b))	483,462,432	485,113,891
U.S. government securities (Note 2 (b))	902,698,858	755,599,121
Other securities (Note 2 (b))	27,900,512	34,264,001
Common collective trust funds (Note 2 (b))	10,445,008,641	8,983,277,579
Total investments at fair value	26,974,870,131	24,418,489,860
Fully benefit-responsive investments at contract value:
Synthetic guaranteed investment contracts (Note 2 (b))	2,636,956,605	2,848,499,358
Total fully benefit-responsive investments at contract value	2,636,956,605	2,848,499,358
Total investments	29,611,826,736	27,266,989,218

Receivables:
Interest and dividends (Note 2 (f))	16,188,989	14,591,994
Notes receivable from participants (Note 2 (h) and Note 4)	432,247,975	402,252,310
Employer contributions	9,539,961	19,503,554
Employee contributions	18,105,581	35,171,295
Total receivables	476,082,506	471,519,153

Total assets	30,087,909,242	27,738,508,371

Liabilities:
Accrued expenses and other liabilities	23,021,700	20,837,216
Pending securities settlements (Note 2 (g))	2,546,947	3,857,080
Total liabilities	25,568,647	24,694,296

Net assets available for benefits	$30,062,340,595	$27,713,814,075

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2024 and 2023

	2024	2023
Investment activity:
Interest and dividend income (Note 2 (f))	$479,444,660	$434,554,949
Net appreciation in value of investments (Note 2 (f))	2,633,916,140	3,107,087,009
Total investment activity	3,113,360,800	3,541,641,958

Participant loan interest (Note 4)	30,313,048	22,130,163

Contributions:
Employer contributions (Note 1 (c))	558,308,804	565,851,699
Employee contributions (Note 1 (c))	1,104,297,150	1,092,133,890
Rollovers	126,371,057	120,937,560
Total contributions	1,788,977,011	1,778,923,149

Total income	4,932,650,859	5,342,695,270

Deductions:
Benefits paid to participants (Notes 1 (f) and 2 (c))	2,540,259,087	1,983,208,323
Administrative expenses (Note 1 (g))	43,865,252	42,598,332
Total deductions	2,584,124,339	2,025,806,655

Net increase in net assets for the year	2,348,526,520	3,316,888,615

Net assets beginning of the year	27,713,814,075	24,396,925,460

Net assets end of the year	$30,062,340,595	$27,713,814,075

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Notes to Financial Statements
Years Ended December 31, 2024 and 2023

1.Plan Description

The following description of the CVS Health Future Fund 401(k) Plan (the “Plan” or “Future Fund”) provides only general information. Participants should refer to the Plan documents for a more complete description of the Plan’s provisions.

(a)Background
The Plan was established as of January 1, 1989. The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan are maintained by a committee (the “Benefit Plans Committee”) of not less than three persons appointed by the Board of Directors of CVS Health Corporation (“CVS Health”, and, together with its subsidiaries, the “Company”), the sponsor of the Plan. In accordance with the provisions of the Plan, the Benefit Plans Committee has appointed an Administrative Subcommittee (the “Plan Administrator”) and Investment Subcommittee and delegated certain fiduciary duties and responsibilities to each of the Subcommittees. The Vanguard Group, Inc. has been appointed as the recordkeeper to assist with administering the Plan (the “Recordkeeper”) and the Bank of New York Mellon has been appointed as the directed trustee of the Plan (the “Trustee”). The Recordkeeper maintains participant account records and provides the Trustee daily files to execute fund level transactions. The Trustee holds the assets of the Plan and executes transactions at the direction of the Recordkeeper and Plan Administrator.

(b)Eligibility
Eligible employees who have attained age 18 are able to participate in the Plan for purposes of making their own salary deferral contributions as of the first of the month following their employment date.

Eligible employees are defined as regular employees of the Company other than:
•A nonresident alien receiving no United States (“U.S.”) earned income from the Company;
•A resident of Puerto Rico;
•An individual covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining (unless the agreement provides for membership);
•A leased employee (as defined in the Internal Revenue Code (the “Code”);
•A temporary employee (as determined by the Company); or
•An independent contractor or consultant (as defined by the Company).

(c)Contributions
Participants may direct the Company to contribute 401(k) and/or Roth contributions (“elective deferrals”) to their accounts as a percentage of their eligible compensation as defined in the Plan. Percentages can be elected in multiples of 1%, with a minimum participant contribution percentage of 1%, pursuant to a salary reduction agreement. Each participant’s total elective deferrals for any calendar year may not exceed the lesser of 75% of eligible compensation or the maximum elective deferral allowed by the Code. The maximum elective deferral amount allowed by the Code was $23,000 for 2024 and $22,500 for 2023. All employees that are age 50 or over before December 31 of the calendar year are permitted to make additional catch-up contributions of up to $7,500 for each of 2024 and 2023.

Plan participants making elective deferrals are eligible to receive Company matching contributions with the first administratively feasible payroll date following the completion of one year of service with the Company. One year of service is defined as either:

•12 months of service, beginning on the employee's employment date, during which the employee completed at least 1,000 hours of service, or
•1,000 hours of service in any plan year following the calendar year in which the employee was hired.

The Plan provides a match of 100% up to 5% of an employee’s eligible compensation contributed to the Plan per payroll. The maximum annual match per participant was $17,250 for 2024 and $16,500 for 2023.

(d)Participant’s Account
Each participant’s account is credited with an allocable share of the participant’s selected Plan investments and any unrealized appreciation or depreciation and interest and dividends of those investments, net of administrative expenses.

(e)Vesting
Participants are 100% vested at all times in participant and Company matching contributions.

Participants are always fully vested in and have a non-forfeitable right to (1) their accounts upon retirement, death or disability, (2) any elective deferrals described in Note 1(c) and (3) any rollover amounts they make to the Plan.

(f)Payment of Benefits
Upon termination of employment, a participant may contact the Recordkeeper to elect to have their benefit paid under one or more options, such as a single lump sum (including a rollover) or in equal annual installments over a period not to exceed the participant’s expected lifetime.

(g)Administrative Expenses
Administrative expenses specifically attributable to the Plan and not covered by forfeitures were funded by the Plan for 2024 and 2023. Recordkeeping and Trustee’s fees were paid by the Plan for 2024 and 2023.

(h)    Investment Options
Upon enrollment in the Plan, a participant elects to direct contributions or investment balances to the investment fund options offered by and subject to the restrictions under the Plan. Participants may modify investment elections daily thereafter, subject to certain trading restrictions. The Plan’s investments are composed of guaranteed insurance contracts, common stock, including CVS Health common stock, marketable mutual funds, common collective trust (“CCT”) funds, U.S government securities, corporate bonds, other securities and separately managed funds (composed of marketable securities). The following is a brief explanation of each fund’s investment objectives:

Core Equity Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

CVS Health Stock Fund
The fund invests in CVS Health common stock to provide participants the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. At the time of contribution, participant deferrals into the CVS Health Stock Fund are limited to 20% of eligible compensation.

Diversified Bond Fund
This custom white label fund of funds seeks a stable rate of return and capital appreciation through investment in high quality bonds and other debt instruments. It is co-managed by Loomis Sayles (50%) and Dodge & Cox (50%). Intermediate-term bond portfolios invest primarily in corporate and other investment-grade U.S. fixed-income issues and typically have durations of 3.5 to 6.0 years. These portfolios are less sensitive to interest rates, and therefore less volatile, than portfolios that have longer durations.

Emerging Markets Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large, mid, and small cap companies located in emerging markets around the world. The fund invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

International Equity Fund
This custom white label fund of funds seeks long-term growth of capital through investment in foreign (non-U.S.) equity securities. It also invests in depository receipts and companies located in emerging market countries. The fund is co-managed by First Eagle (25%), American Funds (23%), Vanguard (22%), Hartford (20%) and Allspring Global Investments (10%). Foreign large blend portfolios invest in a variety of large cap international stocks. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). The blend style is assigned to portfolios where neither growth nor value characteristics predominate. These portfolios typically will have less than 20% of assets invested in U.S. stocks.

International Equity Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe, the Pacific Region, and Canada. The fund employs a “passive management” or indexing-investment approach designed to track the performance of the Financial Times Stock Exchange Group Developed All Cap ex US Index, which includes approximately 3,800 common stocks of companies located in Europe, Australia, Asia, and Canada. It attempts to replicate the target index by investing in all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Large Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 1000 Index over a full market cycle primarily through investments in a diverse portfolio of large market capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Columbia Threadneedle (25%), T. Rowe Price (20%), Barrow Hanley (15%), MFS (20%) and Wellington (20%).

Mid Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of mid capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Center for Research in Security Prices US Mid Cap Index, a broadly diversified index of stocks of midsize U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Real Asset Index Fund
The fund seeks to offer broad, cost-effective exposure to commodities, global natural resource equities, global infrastructure equities, U.S. commercial real estate securities, and U.S. inflation linked bonds. The fund employs an indexing investment approach designed to track the performance of a custom index, which is made up of: 25% Bloomberg Roll Select Commodity Index, 25% S&P Global Large Midcap Commodity and Resources Index, 15% Dow Jones U.S. Select REIT Index, 25% Bloomberg Barclays U.S. Treasury Inflation-Protected Securities (“TIPS”) Index, and 10% S&P Global Infrastructure Index. The allocation across the five broad asset classes seeks to provide a long-term return while targeting a level of risk relative to longer-dated U.S. TIPS.

Small Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Small Mid Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 2500 Index over a full market cycle primarily through investment in a diverse portfolio of small- and mid-size capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of EARNEST Partners Small Cap Value (20%), MFS Mid Cap Value Equity (20%), Snyder Capital Mgt Small/Mid Cap Value (25%), Baron Discovery Strategy (20%) and DF Dent Mid Cap Growth (15%).

Socially Responsible Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large and midcapitalization stocks and invests primarily in securities of companies that meet the fund's environmental, social and governance criteria. The fund employs a passive management or indexing investment approach designed to track the performance of the S&P 500 Index. The index is composed primarily of large and mid cap stocks that have been screened for certain social and environmental criteria. The fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the index.

Stable Value Fund
The fund’s investment objectives are preservation of principal, consistent returns and a stable credited rate of interest. Managed by Invesco, the fund is primarily comprised of highly rated (AA or higher) insurance company and bank investment contracts issued by financial institutions and other eligible stable value investments that seek to provide participants with safety of principal and accrued interest as well as a stable crediting rate. All contract issuers and securities utilized in the portfolio are rated investment grade at time of purchase.

Target Date Funds
The Target Date Funds seek to provide both income and capital appreciation by investing in multiple asset classes, including stocks, bonds, and cash investments. Target Date Funds provide a diversified exposure to stocks, bonds, and cash for those investors who have a specific date in mind for retirement. Target Date Funds are custom funds aimed to provide investors with an optimal level of return and risk, based solely on the target date. The Target Date Funds are custom funds of funds and invest in other Future Fund investment options and management adjusts the allocation among asset classes to more conservative mixes as the target date approaches, following a preset glide path. A Target Date Fund is part of a suite of funds offering multiple retirement dates to investors. The Plan’s ten Target Date Funds include a Target Date Retirement Fund as well as Target Date Funds in five-year increments (2020-2065).

U.S. Bond Index Fund
The investment seeks to track the performance of a broad, market-weighted bond index. The fund employs an indexing investment approach designed to track the performance of Bloomberg Barclays U.S. Aggregate Bond Index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. The fund invests at least 80% of assets in bonds held in the index. It maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

2.    Summary of Significant Accounting Policies

(a)Basis of Presentation
The Plan prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include the application of accrual accounting.
(b)Investment Valuation
The value of the investments held at December 31, 2024 and 2023 are stated at fair value with the exception of the fully benefit-responsive investment contracts. Shares of mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. Common stock is valued based upon quoted market prices.

Corporate bonds are valued at fair value using quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks), or unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability.

U.S. Government and other securities are valued at fair value using quoted prices for identical assets and liabilities in active markets, quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks).

Common collective trust (“CCT”) funds are valued at the net asset value (“NAV”) and reported by the respective funds at each valuation date.

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts (“synthetic GICs”) which are investment contracts issued by an insurance company, or other financial institution, backed by a portfolio of bonds that are owned by the Plan. Contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The contract value of the fully benefit-responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Refer to Note 3 for further information related to the valuation of investments.

(c)Benefits Paid
Distributions of benefits are recorded when paid.

(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(e)Accrual Basis of Accounting
The Plan utilizes the accrual basis of accounting.

(f)Investment Income
Dividend and interest income is recorded when earned. Net appreciation and depreciation include the Plan’s gains and losses on investments bought and sold as well as held at the end of the year.

(g)Purchases and Sales of Securities
Purchases and sales of securities are made on a trade-date basis. Due to timing of settlements, there may be pending transactions as of the financial statement date that result in a receivable or payable to the Plan.

(h)Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Notes receivable are collateralized by the participant’s account balance and bear interest at a market rate (Prime + 1%). If a participant ceases to make loan repayments, the outstanding loan balance will be deemed defaulted and result in a taxable event to the participant.

3.    Fair Value Measurements

The Plan uses the three-level hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the fair value hierarchy consist of the following:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
•Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2024 and 2023.

Mutual funds: Valued at the NAV of shares held by the Plan at year-end which are reported on an active market (level 1).

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded (level 1).

Corporate bonds: Valued at observable quoted prices and inputs (level 2).

U.S. Government securities: Valued at unadjusted closing prices reported on active markets (level 1) or observable quoted prices and inputs (level 2).

Other securities: Valued at observable quoted prices and inputs (level 2).

CCT funds: Valued at the NAV and reported by the respective funds at each valuation date (level 1).

The market value of CVS Health common stock was $44.89 and $78.96 per share at December 31, 2024 and 2023, respectively. The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2024 and 2023:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Mutual funds	$9,446,229,019	$—	$—	$9,446,229,019
Common stock	5,669,570,669	—	—	5,669,570,669
Corporate bonds	—	483,462,432	—	483,462,432
U.S. government securities	419,842,643	482,856,215	—	902,698,858
Other securities	—	27,900,512	—	27,900,512
CCT funds	10,445,008,641	—	—	10,445,008,641
Total investments at fair value	$25,980,650,972	$994,219,159	$—	26,974,870,131

Synthetic GICs				2,636,956,605
Total investments at contract value				2,636,956,605

Total investments				$29,611,826,736

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Mutual funds	$8,705,070,432	$—	$—	$8,705,070,432
Common stock	5,455,164,836	—	—	5,455,164,836
Corporate bonds	—	485,113,891	—	485,113,891
U.S. government securities	314,451,461	441,147,660	—	755,599,121
Other securities	—	34,264,001	—	34,264,001
CCT funds	8,983,277,579	—	—	8,983,277,579
Total investments at fair value	$23,457,964,308	$960,525,552	$—	24,418,489,860

Synthetic GICs				2,848,499,358
Total investments at contract value				2,848,499,358

Total investments				$27,266,989,218

4.     Notes Receivable from Participants

Participants may obtain loans from the Plan utilizing funds accumulated in their accounts. The minimum amount that may be borrowed is $1,000. Participants can borrow up to 50% of their vested account balance but not more than $50,000, less their highest outstanding loan balance during the previous twelve months. The loans are repaid to the Plan through after-tax payroll deductions and direct repayments to the Recordkeeper. The term of the loan is selected at the discretion of the participant, but may not exceed five years for a general loan and twenty-five years for a primary residence loan. Participants may have two loans outstanding at any time, but no more than one primary residence loan. Interest on loans is equal to the Prime Rate as of the prior month-end plus 1%.

5.    Investment Policy

At December 31, 2024 and 2023, the Plan’s 401(k)-related assets were allocated among the investment options discussed in Note 1(h) based on participants’ investment elections. The investment options are recommended by an independent investment consultant and approved by the Investment Subcommittee. Notes receivable from participants repayments and interest earned are allocated to each of the investment funds based upon the participant contribution election percentages.

6.    Plan Termination and Related Commitments

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions or terminate the Plan subject to applicable notice requirements and in accordance with the provisions of ERISA. If the Company terminates the Plan, all participants in the Plan become fully vested.

7.    Federal Income Taxes

The Plan received a determination letter from the Internal Revenue Service (“IRS”) dated February 16, 2017, confirming the 2016 amended and restated document was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been further amended and restated, most recently as of January 1, 2021, to comply with all laws since the last determination letter in 2017. The IRS no longer allows for an interim determination letter request following a restatement. The Plan Administrator believes the Plan, as most recently amended and restated, conforms with, and is being operated in compliance with, the applicable requirements of the Code and, therefore, the Plan, as amended, is qualified and the related trust is tax exempt.

GAAP requires plan management to evaluate uncertain tax positions taken by the Plan and recognize a tax liability if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2024, there are no uncertain tax positions taken or expected to be taken. The Plan has recognized no interest related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

8.    Transactions with Parties-In-Interest

As of December 31, 2024 and 2023, certain Plan investments are investment funds managed by the Plan’s Trustee. The Plan also invests in shares of CVS Health’s common stock and records associated dividend income. Although these transactions qualify as party-in-interest transactions, they are exempt from the prohibited transaction rule under ERISA.

9.    Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of the net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2024 and 2023:

	2024	2023
Net assets available for benefits per the financial statements	$30,062,340,595	$27,713,814,075
Adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	—	(149,696,346)
Net assets available for benefits per the Form 5500	$30,062,340,595	$27,564,117,729

The following is a reconciliation of total income per the financial statements to total income per the Form 5500 for the year ended December 31, 2024:

2024
Total income per the financial statements	$4,932,650,859
Net change on adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	149,696,346
Total income per the Form 5500	$5,082,347,205

10.    Investment Contracts with Insurance Companies

The Plan holds a portfolio of investment contracts which include synthetic guaranteed investment contracts. These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less withdrawals.

Synthetic guaranteed investment contracts are issued by insurance companies or other financial institutions, backed by a portfolio of bonds. The bond portfolio may be structured as a fixed income separately managed account or collective fund. The bond portfolio is owned directly by the Plan. The issuer guarantees that all qualified participant withdrawals will be at contract value and that the crediting rate applied will not be less than 0%. Crediting rates are typically reset monthly to account for the difference between the contract value and the fair value of the underlying portfolio.

If the Plan defaults in its obligations under the contract (including the issuer's determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value as of the date of termination. Each contract recognizes certain "events of default" which can invalidate the contracts' coverage. Among these are investments outside of the range of instruments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the issuer, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, delivery of any communication to plan participants to influence a participant not to invest in the stable value option, termination of the plan or failure of the Plan to be tax qualified.

The contracts also generally provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include, but not be limited to, the following:

•The redemption of all or a portion of the interests in the Plan at the direction of the plan sponsor, including partial termination of the plan, withdrawals due to the removal of a specifically identifiable group of employees from coverage under the plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, or the bankruptcy or insolvency of the plan sponsor.

At this time, the occurrence of any such market value adjustment event is not probable.

11.     Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2024
Plan Number: 017 EIN 05-0494040

Fund	Par value /number of shares	Identity of issue	Description	Current Value

Small Cap Index Fund	61,652,720	Vanguard Small Cap Index Fund*	Mutual Fund	$1,226,416,495
Mid Cap Index Fund	132,545,334	Vanguard Mid Cap Index Fund*	Mutual Fund	2,781,044,998
International Equity Index Fund	184,286,427	Vanguard International Growth Fund Admiral Shares*	Mutual Fund	2,842,314,805
Inflation-Protected Bond Fund	9,845,409	Vanguard Inflation-Protected Securities Fund*	Mutual Fund	116,468,978
Socially Responsible Fund	7,112,769	Vanguard FTSE Social Index Fund*	Mutual Fund	188,070,898
Core Equity Fund	283,824,100	Vanguard Institutional 500 Index Trust Fund*	Common Collective Trust Fund	7,350,148,146
U.S. Bond Index Fund	260,910,468	Vanguard Total Bond Market Index Trust Fund*	Common Collective Trust Fund	2,797,042,660
Real Asset Index Fund	9,636,144	State Street Real Asset Non-Lending Series Fund - Class A	Common Collective Trust Fund	131,996,969
Emerging Markets Index Fund	59,819,098	Vanguard Emerging Markets Index Fund*	Mutual Fund	682,853,191

CVS Health Stock Fund	13,214,048	CVS Health Common Stock	CVS Health Corporation Common Stock	593,178,615
	13,252,196	EB Temporary Investment Fund *	Common Collective Trust Fund	13,252,196

Stable Value Fund		Invesco Voya Core, Invesco Floating Portfolio	Separately Managed Fund
	1,000,000	AGL ENERGY LTD SER C GTD SR NT	Synthetic	$947,696
	1,000,000	DALRYMPLE BAY FIN PTY LTD	Synthetic	924,625
	1,000,000	TFORCE HLDGS INC	Synthetic	930,717
	2,000,000	TRAFIGURA FDG S A	Synthetic	1,874,577
	711,572	ERGON PERU S A C	Synthetic	646,465
	1,000,000	AMERICAN TRANSMISSION CO LLC	Synthetic	905,955
	1,000,000	ARTHUR J GALLAGHER &CO SR NT Q	Synthetic	988,982
	666,667	BASIN ELEC PWR COOP	Synthetic	666,094
	1,000,000	LA STAD FIN CO LLC	Synthetic	961,547
	1,000,000	LASALLE PPTY FD REIT INC	Synthetic	940,576
	1,000,000	LION INDL PPTYS LP	Synthetic	986,433
	1,000,000	MCKINSEY + CO INC	Synthetic	990,553
	1,000,000	NORTHWESTERN CORP	Synthetic	907,118
	1,000,000	PORTLAND GENERAL ELECTRIC CO	Synthetic	902,311
	1,000,000	SHERMAN FINL GROUP LLC / CR ON	Synthetic	933,915
	1,000,000	SOLAR SR CAP LTD	Synthetic	995,271
	2,000,000	TEXAS-NEW MEXICO PWR CO	Synthetic	1,774,158
	2,000,000	VECTOR LTD	Synthetic	1,666,348

	4,066,186	EB Temporary Investment Fund *	Common Collective Trust Fund	4,066,186

	2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	2,020,920
	4,857,000	BANK OF MONTREAL	Synthetic	4,911,447
	2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	2,001,000
	2,000,000	MASTER CREDIT CARD T 1A A 144A	Synthetic	2,006,283
	1,250,000	ROYAL BANK OF CANADA	Synthetic	1,259,838
	275,472	CARLYLE GLOBAL MA 1A A1RR 144A	Synthetic	275,615
	1,111,486	SYMPHONY STATIC CLO 1A A 144A	Synthetic	1,112,222
	3,000,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	3,002,520
	4,000,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	4,047,880
	1,000,000	PIKES PEAK CLO 12 L 12A A 144A	Synthetic	1,003,653
	5,000,000	ING GROEP NV	Synthetic	5,014,750
	1,500,000	BARCLAYS PLC	Synthetic	1,517,580

2,368,000	LLOYDS BANKING GROUP PLC	Synthetic	2,395,587
2,000,000	STANDARD CHARTERED PLC 144A	Synthetic	2,033,700
3,000,000	AMERICAN EXPRESS CO	Synthetic	3,001,620
2,000,000	AMERICAN EXPRESS CO	Synthetic	2,010,720
1,500,000	ATHENE GLOBAL FUNDING 144A	Synthetic	1,508,370
1,500,000	ATHENE GLOBAL FUNDING 144A	Synthetic	1,500,000
1,441,000	BMW US CAPITAL LLC 144A	Synthetic	1,446,188
5,000,000	BANK OF AMERICA CORP	Synthetic	5,024,850
3,860,000	BARCLAYS DRYROCK ISSUANCE 2 A	Synthetic	3,875,710
465,000	BRISTOL-MYERS SQUIBB CO	Synthetic	466,144
2,472,571	CHESAPEAKE FUNDING 1A A2 144A	Synthetic	2,487,233
5,000,000	CITIGROUP INC	Synthetic	5,009,300
3,855,000	CITIBANK CREDIT CARD ISS A6 A6	Synthetic	3,899,949
1,500,000	CITIBANK NA	Synthetic	1,505,115
1,740,178	CITIGROUP MORTGAGE 1 A11 144A	Synthetic	1,744,406
882,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	887,080
1,356,000	JOHN DEERE CAPITAL CORP	Synthetic	1,356,786
4,000,000	JOHN DEERE CAPITAL CORP	Synthetic	4,011,520
1,046,773	FHLMC MULTICLASS STRIP 350 F2	Synthetic	1,027,094
1,129,308	FNMA GTD REMIC P/T 18-57 FA	Synthetic	1,096,219
567,807	FHLMC MULTICLASS MTG 4477 FG	Synthetic	555,605
336,437	FHLMC MULTICLASS MTG 4497 CF	Synthetic	334,930
620,560	FHLMC MULTICLASS MTG KF64 A	Synthetic	620,268
479,348	FHLMC MULTICLASS MTG 4911 FM	Synthetic	468,601
2,816,548	FHLMC MULTICLASS MTG KF157 AS	Synthetic	2,825,956
41,246	FORD CREDIT AUTO OWNER T A A2B	Synthetic	41,252
3,500,000	FORD CREDIT FLOORPLA 3 A2 144A	Synthetic	3,512,530
5,000,000	GMF FLOORPLAN OWNER 1 A2 144A	Synthetic	5,054,950
1,138,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	1,140,765
2,254,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,258,463
2,372,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,396,218
1,256,000	HYUNDAI CAPITAL AMERICA 144A	Synthetic	1,263,511
3,000,000	HYUNDAI CAPITAL AMERICA 144A	Synthetic	3,008,310
895,000	ILPT COMMERCIAL MO LPF2 A 144A	Synthetic	897,515
1,152,699	JP MORGAN MORTGAGE 1 A11 144A	Synthetic	1,070,811
1,342,026	JP MORGAN MORTGAGE 3 A11 144A	Synthetic	1,230,530
3,062,231	JP MORGAN CHASE C WPT AFL 144A	Synthetic	2,964,454
2,000,000	JPMORGAN CHASE & CO	Synthetic	2,022,560
1,500,000	JPMORGAN CHASE & CO	Synthetic	1,508,565
1,500,000	JPMORGAN CHASE & CO	Synthetic	1,508,295
1,712,562	JP MORGAN MORTGAGE 5 A11 144A	Synthetic	1,713,127
4,199,646	LIFE 2021-BMR MORTG BMR A 144A	Synthetic	4,147,150
2,500,000	MERCEDES-BENZ FINANCE NOR 144A	Synthetic	2,506,650
1,351,000	MORGAN STANLEY BANK NA	Synthetic	1,354,013
4,750,000	MORGAN STANLEY	Synthetic	4,783,013
3,000,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	3,029,310
2,000,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	2,011,320
1,605,348	NELNET STUDENT LOA BA AFL 144A	Synthetic	1,600,372
1,452,032	NELNET STUDENT LOA DA AFL 144A	Synthetic	1,444,278
5,000,000	NEW YORK LIFE GLOBAL FUND 144A	Synthetic	5,037,750
2,864,000	NEXTERA ENERGY CAPITAL HOLDING	Synthetic	2,879,437
2,250,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	2,263,568
4,216,000	PACIFIC LIFE GLOBAL FUNDI 144A	Synthetic	4,228,522
1,147,000	PINNACLE WEST CAPITAL CORP	Synthetic	1,151,680
1,073,000	PUBLIC STORAGE OPERATING CO	Synthetic	1,074,942
3,500,000	RLGH TRUST 2021-TR TROT A 144A	Synthetic	3,481,975
1,040,552	SLM STUDENT LOAN TRUST 20 6 A3	Synthetic	1,029,688
5,235,000	SMRT 2022-MINI MINI A 144A	Synthetic	5,221,913
3,000,000	CHARLES SCHWAB CORP/THE	Synthetic	2,998,680
5,000,000	CHARLES SCHWAB CORP/THE	Synthetic	5,054,850
3,518,054	SMB PRIVATE EDUCATI B A1B 144A	Synthetic	3,563,261
1,578,923	SMB PRIVATE EDUCATI C A1B 144A	Synthetic	1,596,843

	2,445,316	SMB PRIVATE EDUCATI F A1B 144A	Synthetic	2,446,245
	4,819,000	STATE STREET CORP	Synthetic	4,854,034
	2,000,000	TOYOTA MOTOR CREDIT CORP	Synthetic	2,001,000
	6,000,000	U S TREASURY NOTE	Synthetic	6,001,500
	30,000,000	U S TREASURY NOTE	Synthetic	30,009,900
	53,000,000	U S TREASURY NOTE	Synthetic	53,056,180
	3,000,000	VERIZON MASTER TRUST 4 A1B	Synthetic	3,020,820
	1,689,000	VERIZON MASTER TRUST 5 A1B	Synthetic	1,693,560
	2,000,000	VERIZON MASTER TRUST 1 A1B	Synthetic	2,005,920
	5,000,000	VOLKSWAGEN GROUP OF AMERI 144A	Synthetic	5,009,900
	3,000,000	VOLKSWAGEN GROUP OF AMERI 144A	Synthetic	2,998,830
	4,000,000	WELLS FARGO COM NXS5 A6FL 144A	Synthetic	3,981,440
	5,000,000	WELLS FARGO & CO	Synthetic	5,016,900

	2,430,340	EB Temporary Investment Fund *	Common Collective Trust Fund	2,430,340

		Mass Mutual
	125,320,889	IGT Jennison Short Term Bond Fund	Synthetic	90,712,456
	255,679,247	IGT Pimco Intermediate Fund	Synthetic	185,071,241
	88,128,410	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	63,790,997
		Mass Mutual	Wrapper Contract #30096, 3.36%	20,198,199

		Met Tower Life
	254,679,814	IGT Invesco Intermediate Fund	Synthetic	184,605,481
	123,910,245	IGT Jennison Short Term Bond Fund	Synthetic	89,816,739
	90,649,529	IGT Pimco Core Fixed Income Fund	Synthetic	65,707,602
		Met Tower Life	Wrapper Contract #39835, 3.25%	20,613,150

		PAC Life
	125,297,103	IGT Jennison Short Term Bond Fund	Synthetic	90,907,297
	256,380,904	IGT Loomis Sayles Intermediate Fund	Synthetic	186,013,040
	88,112,600	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	63,928,679
		Pacific Life Ins	Wrapper Contract G-027843.01.0001, 3.40%	19,508,661

		Prudential
	256,709,818	IGT Jennison Intermediate Fund	Synthetic	185,538,048
	125,454,561	IGT Jennison Short Term Bond Fund	Synthetic	90,672,786
	88,561,711	IGT Pimco Core Fixed Income Fund	Synthetic	64,008,331
		Prudential Ins Co	Wrapper Contract GA-64259, 3.16%	20,297,229

		Voya
	325,681,415	IGT Invesco Short Term Bond Fund	Synthetic	262,131,961
	159,231,025	IGT Invesco Core Fixed Income Fund	Synthetic	128,160,647
		Voya Retirement & Annuity	Wrapper Contract #60512, 3.31%	23,739,271

		State Street
	344,352,291	IGT Invesco Short Term Bond Fund	Synthetic	302,893,401
	144,782,478	IGT Loomis Sayles Core Fixed Income Fund	Synthetic	127,351,141
		State Street Bank	Wrapper Contract #200001, 3.28%	22,992,592

		Invesco	Wrapper Contract	15,940,356

	47,472,818	EB Temporary Investment Fund *	Common Collective Trust Fund	47,472,818
		Stable Value Fund Subtotal		$2,690,925,949

Diversified Bond Fund		Loomis Sayles, Dodge & Cox	Separately Managed Fund
	1,880,000	TRANSCANADA TRUST	Corporate Debt Instruments	$1,864,914

2,100,000	TRANSCANADA TRUST	Corporate Debt Instruments	2,072,014
3,605,000	TRANSCANADA TRUST	Corporate Debt Instruments	3,459,875
1,620,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,556,775
815,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	805,952
510,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	506,388
3,760,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	3,700,001
800,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	669,983
322,000	FIBERCOP SPA 144A	Corporate Debt Instruments	328,672
1,344,000	FIBERCOP SPA 144A	Corporate Debt Instruments	1,412,840
2,070,000	UNICREDIT SPA 144A	Corporate Debt Instruments	2,162,189
2,775,000	UNICREDIT SPA 144A	Corporate Debt Instruments	2,680,466
651,000	TELECOM ITALIA CAPITAL SA	Corporate Debt Instruments	672,457
1,085,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	1,069,636
432,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	420,144
1,500,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	1,480,018
1,625,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	1,555,183
1,350,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	1,063,283
4,631,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	4,028,758
380,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	270,046
560,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	384,985
10,950,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	8,261,775
1,950,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	1,900,424
1,050,000	PROSUS NV 144A	Corporate Debt Instruments	1,029,685
3,955,000	PROSUS NV 144A	Corporate Debt Instruments	3,569,841
4,700,000	PROSUS NV 144A	Corporate Debt Instruments	3,946,297
450,000	PROSUS NV 144A	Corporate Debt Instruments	401,043
1,975,000	PROSUS NV 144A	Corporate Debt Instruments	1,540,579
375,000	UBS GROUP AG 144A	Corporate Debt Instruments	384,841
625,000	UBS GROUP AG 144A	Corporate Debt Instruments	653,856
3,300,000	UBS GROUP AG 144A	Corporate Debt Instruments	3,374,938
675,000	UBS GROUP AG 144A	Corporate Debt Instruments	685,657
575,000	BARCLAYS PLC	Corporate Debt Instruments	575,639
925,000	BARCLAYS PLC	Corporate Debt Instruments	908,597
1,590,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,652,715
1,965,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	2,019,440
245,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	262,306
470,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	465,221
4,255,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	4,020,560
1,200,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	1,232,319
4,090,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	4,068,970
210,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	209,057
2,145,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	2,132,307
975,000	BARCLAYS PLC	Corporate Debt Instruments	985,361
1,000,000	BARCLAYS PLC	Corporate Debt Instruments	1,010,741
600,000	BARCLAYS PLC	Corporate Debt Instruments	636,898
1,000,000	BARCLAYS PLC	Corporate Debt Instruments	1,040,424
1,850,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,624,083
550,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	468,487
1,625,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,525,593
700,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	787,740
2,300,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	2,567,989
3,200,000	NATWEST GROUP PLC	Corporate Debt Instruments	3,053,342
1,200,000	NATWEST GROUP PLC	Corporate Debt Instruments	1,229,460
700,000	NATWEST GROUP PLC	Corporate Debt Instruments	713,738
575,000	NATWEST GROUP PLC	Corporate Debt Instruments	590,139
740,000	AT&T INC	Corporate Debt Instruments	643,801
750,000	AT&T INC	Corporate Debt Instruments	518,506
775,000	AMERICAN ELECTRIC POWER CO INC	Corporate Debt Instruments	778,358
950,000	ELEVANCE HEALTH INC	Corporate Debt Instruments	938,820
375,000	BAT CAPITAL CORP	Corporate Debt Instruments	394,472
1,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	1,215,590
425,000	BAT CAPITAL CORP	Corporate Debt Instruments	390,464

1,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	992,929
1,550,000	BAT CAPITAL CORP	Corporate Debt Instruments	1,491,323
411,312	BNSF RAILWAY CO 2015-1 PA 144A	Corporate Debt Instruments	390,943
1,305,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,294,816
1,675,000	BAYER US FINANCE LLC 144A	Corporate Debt Instruments	1,723,532
1,150,000	BAYER US FINANCE LLC 144A	Corporate Debt Instruments	1,169,772
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	586,031
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	567,336
205,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	202,041
675,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	649,572
330,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	329,735
425,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	413,628
115,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	101,546
2,410,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	2,119,837
500,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	521,584
650,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	681,297
1,600,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,346,220
3,425,000	CCO HOLDINGS LLC / CCO HOLDING	Corporate Debt Instruments	2,946,058
835,000	CIGNA GROUP/THE	Corporate Debt Instruments	818,276
190,000	CIGNA GROUP/THE	Corporate Debt Instruments	201,763
750,000	CRH AMERICA INC 144A	Corporate Debt Instruments	746,004
325,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	324,935
895,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	889,151
800,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	785,172
4,125,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	3,901,231
405,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	332,777
835,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	714,450
375,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	335,103
1,630,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,628,284
980,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	956,540
1,090,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,053,770
1,050,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	865,195
78,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	79,126
300,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	308,769
150,000	DILLARD'S INC	Corporate Debt Instruments	155,510
90,000	DILLARD'S INC	Corporate Debt Instruments	94,246
200,000	DILLARD'S INC	Corporate Debt Instruments	207,865
165,000	DOMINION ENERGY INC	Corporate Debt Instruments	151,814
1,100,000	DOMINION ENERGY INC	Corporate Debt Instruments	1,055,055
600,000	DOW CHEMICAL CO/THE	Corporate Debt Instruments	562,655
1,687,000	FORD CREDIT AUTO OWNER TR B A4	Corporate Debt Instruments	1,702,104
575,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	574,647
950,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	935,112
2,250,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	2,325,165
725,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	731,898
1,550,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,540,405
1,750,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,735,980
1,000,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	988,363
1,250,000	GE HEALTHCARE TECHNOLOGIES INC	Corporate Debt Instruments	1,300,709
80,000	HCA INC	Corporate Debt Instruments	80,198
700,000	HCA INC	Corporate Debt Instruments	667,730
1,856,000	HYUNDAI AUTO RECEIVABLES C A3	Corporate Debt Instruments	1,848,136
845,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	836,121
930,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	923,044
360,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	376,363
685,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	742,861
1,035,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	1,082,635
490,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	447,492
625,000	KINDER MORGAN INC	Corporate Debt Instruments	594,325
450,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	450,798
550,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	553,372
1,275,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	1,273,197

1,525,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	1,520,342
1,846,000	NISSAN AUTO RECEIVABLES 2 B A3	Corporate Debt Instruments	1,838,454
140,000	NORDSTROM INC	Corporate Debt Instruments	143,511
275,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	283,342
325,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	334,622
800,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	801,739
350,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	349,530
250,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	250,156
135,000	UNUM GROUP	Corporate Debt Instruments	142,277
525,000	RTX CORP	Corporate Debt Instruments	551,104
575,000	RTX CORP	Corporate Debt Instruments	605,625
204,149	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	211,125
1,218,985	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	1,247,206
11,466	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	11,362
794,505	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	704,768
2,343,442	SMB PRIVATE EDUCATI B A1A 144A	Corporate Debt Instruments	2,318,496
96,082	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	94,526
73,018	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	71,815
22,945	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	22,568
2,556,550	SMB PRIVATE EDUCATI A A1A 144A	Corporate Debt Instruments	2,547,655
575,000	SOUTHERN CO/THE	Corporate Debt Instruments	575,872
2,110,000	T-MOBILE USA INC	Corporate Debt Instruments	1,985,209
1,075,000	T-MOBILE USA INC	Corporate Debt Instruments	1,044,123
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	933,359
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	907,697
2,690,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	2,638,253
1,843,000	TOYOTA AUTO RECEIVABLES 2 C A3	Corporate Debt Instruments	1,855,661
55,000	UNUM GROUP	Corporate Debt Instruments	57,923
54,088	UNION PACIFIC RAILROAD CO 2006	Corporate Debt Instruments	54,394
62,604	UNION PACIFIC RAILROAD CO 2007	Corporate Debt Instruments	63,938
825,000	VMWARE LLC	Corporate Debt Instruments	781,507
915,000	WELLS FARGO & CO	Corporate Debt Instruments	905,169
1,120,000	WELLS FARGO & CO	Corporate Debt Instruments	1,104,229
2,855,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,510,040
3,525,000	BANK OF AMERICA CORP	Corporate Debt Instruments	3,123,013
950,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	946,872
775,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	800,412
1,150,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	1,269,978
485,000	CITIGROUP INC	Corporate Debt Instruments	466,187
675,000	CITIGROUP INC	Corporate Debt Instruments	688,201
3,275,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	3,185,311
70,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	63,054
2,595,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	2,529,012
480,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	422,648
3,795,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	3,394,829
6,162,501	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	6,217,831
786,051	NAVIENT STUDENT LOAN 2A A 144A	Corporate Debt Instruments	789,320
572,940	NAVIENT STUDENT LOA 4A A3 144A	Corporate Debt Instruments	573,095
1,045,781	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	1,036,584
477,740	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	473,203
843,670	NAVIENT STUDENT LOAN 1A A 144A	Corporate Debt Instruments	838,779
975,924	NAVIENT STUDENT LOAN 7A A 144A	Corporate Debt Instruments	983,054
1,626,715	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	1,635,374
790,296	NAVIENT STUDENT LOA 6A A3 144A	Corporate Debt Instruments	799,983
946,961	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	955,399
979,302	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	975,832
810,453	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	803,760
1,646,747	NAVIENT STUDENT LOA 2A A2 144A	Corporate Debt Instruments	1,644,767
267,707	NAVIENT STUDENT LOAN 3A A 144A	Corporate Debt Instruments	268,322
274,072	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	271,684
4,973,966	NAVIENT STUDENT LO 1A A1B 144A	Corporate Debt Instruments	4,937,505
225,308	SLM STUDENT LOAN T 3A A6A 144A	Corporate Debt Instruments	225,341

433,916	SLM STUDENT LOAN TR 8A A6 144A	Corporate Debt Instruments	430,037
375,735	SLM STUDENT LOAN TRUST 2 9 A7A	Corporate Debt Instruments	375,755
67,585	SLM STUDENT LOAN TRUST 201 3 A	Corporate Debt Instruments	67,446
77,458	SLM STUDENT LOAN TRUST 20 2 A2	Corporate Debt Instruments	77,558
575,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	586,688
300,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	309,084
1,025,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	1,052,400
1,275,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	1,328,749
1,575,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,588,077
2,875,000	SOUTHERN CO/THE	Corporate Debt Instruments	2,817,336
1,800,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,723,713
330,000	WELLS FARGO & CO	Corporate Debt Instruments	297,797
310,000	WELLS FARGO & CO	Corporate Debt Instruments	273,402
650,000	WELLS FARGO & CO	Corporate Debt Instruments	569,949
1,250,000	WELLS FARGO & CO	Corporate Debt Instruments	1,207,017
2,175,000	WELLS FARGO & CO	Corporate Debt Instruments	2,179,832
1,635,000	ELANCO ANIMAL HEALTH INC	Corporate Debt Instruments	1,657,254
1,820,000	VODAFONE GROUP PLC	Corporate Debt Instruments	1,863,809
575,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	674,346
170,100	CITIGROUP CAPITAL XIII	Corporate Debt Instruments	5,097,897
1,325,000	COLOMBIA GOVERNMENT INTERNATIO	Other Investments	973,875
775,000	COLOMBIA GOVERNMENT INTERNATIO	Other Investments	519,638
500,000	COLOMBIA GOVERNMENT INTERNATIO	Other Investments	488,950
1,550,000	COLOMBIA GOVERNMENT INTERNATIO	Other Investments	1,501,408
1,115,000	CALIFORNIA ST	Other Investments	1,317,967
850,000	CALIFORNIA ST	Other Investments	967,815
380,000	CALIFORNIA ST	Other Investments	447,767
3,524,706	ILLINOIS ST	Other Investments	3,474,973
290,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Investments	332,223
1,045,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Investments	1,167,032
38,738	FHLMC POOL #G3-0683	U.S. Government Securities	37,685
66,737	FHLMC POOL #G0-6875	U.S. Government Securities	67,593
58,100	FHLMC POOL #G0-6447	U.S. Government Securities	56,384
33,973	FHLMC POOL #G0-7775	U.S. Government Securities	32,675
259,342	FHLMC POOL #G0-7942	U.S. Government Securities	249,438
52,023	FHLMC POOL #G0-8607	U.S. Government Securities	50,035
61,291	FHLMC POOL #G0-8696	U.S. Government Securities	58,949
98,091	FHLMC POOL #G0-8699	U.S. Government Securities	91,180
43,928	FHLMC POOL #G0-8707	U.S. Government Securities	40,832
69,929	FHLMC POOL #C9-1765	U.S. Government Securities	68,043
57,414	FHLMC POOL #C9-1769	U.S. Government Securities	55,851
40,309	FHLMC POOL #C9-1795	U.S. Government Securities	39,116
44,237	FHLMC POOL #C9-1382	U.S. Government Securities	43,891
59,303	FHLMC POOL #C9-1395	U.S. Government Securities	58,077
35,240	FHLMC POOL #C9-1862	U.S. Government Securities	33,474
68,604	FHLMC POOL #C9-1841	U.S. Government Securities	65,269
90,194	FHLMC POOL #C9-1853	U.S. Government Securities	85,643
2,900,375	FHLMC POOL #SD-0752	U.S. Government Securities	2,393,990
15,896,474	FHLMC POOL #SD-1581	U.S. Government Securities	12,961,754
2,815,877	FHLMC POOL #SD-7530	U.S. Government Securities	2,331,119
9,844,291	FHLMC POOL #SD-7536	U.S. Government Securities	8,157,182
5,065,662	FHLMC POOL #SD-8113	U.S. Government Securities	3,972,969
3,980,828	FHLMC POOL #SD-8140	U.S. Government Securities	3,118,903
10,364,883	FHLMC POOL #SD-8221	U.S. Government Securities	9,181,444
6,237,007	FHLMC POOL #SD-8202	U.S. Government Securities	5,551,999
9,481,555	FHLMC POOL #SD-8214	U.S. Government Securities	8,398,821
11,599,446	FHLMC POOL #SD-8255	U.S. Government Securities	10,265,280
4,822,031	FHLMC POOL #SD-8256	U.S. Government Securities	4,412,526
1,193,787	FHLMC POOL #SD-8243	U.S. Government Securities	1,057,438
26,761,642	FHLMC POOL #SD-8244	U.S. Government Securities	24,504,993
3,790,703	FHLMC POOL #SD-8266	U.S. Government Securities	3,569,319
413,842	FHLMC POOL #G3-0804	U.S. Government Securities	402,565

58,818	FHLMC POOL #G3-0964	U.S. Government Securities	55,941
77,257	FHLMC POOL #V8-3157	U.S. Government Securities	73,670
164,632	FHLMC POOL #V8-3204	U.S. Government Securities	156,864
152,867	FHLMC POOL #Q4-8372	U.S. Government Securities	146,740
34,104	FHLMC POOL #G6-0819	U.S. Government Securities	33,097
130,260	FHLMC POOL #G6-0887	U.S. Government Securities	126,414
77,895	FHLMC POOL #G6-0153	U.S. Government Securities	74,770
75,735	FHLMC POOL #G6-0198	U.S. Government Securities	72,843
42,388	FHLMC POOL #G6-0342	U.S. Government Securities	41,137
53,922	FHLMC POOL #G6-0384	U.S. Government Securities	51,863
97,749	FHLMC POOL #G6-0914	U.S. Government Securities	94,864
89,151	FHLMC POOL #G6-0920	U.S. Government Securities	85,745
152,381	FHLMC POOL #G6-1185	U.S. Government Securities	146,431
118,495	FHLMC POOL #G6-1169	U.S. Government Securities	113,966
57,226	FHLMC POOL #G6-1220	U.S. Government Securities	53,291
36,669	FHLMC POOL #G6-1230	U.S. Government Securities	34,083
115,099	FHLMC POOL #G6-1289	U.S. Government Securities	106,998
129,962	FHLMC POOL #G6-1290	U.S. Government Securities	120,804
120,845	FHLMC POOL #QB-0320	U.S. Government Securities	99,667
184,118	FHLMC POOL #QB-0354	U.S. Government Securities	152,423
330,234	FHLMC POOL #RA-2623	U.S. Government Securities	273,386
414,483	FHLMC POOL #RA-2892	U.S. Government Securities	343,131
856,303	FHLMC POOL #RA-2957	U.S. Government Securities	674,016
463,734	FHLMC POOL #RA-3019	U.S. Government Securities	382,466
15,330,482	FHLMC POOL #RA-3050	U.S. Government Securities	12,067,072
1,012,161	FHLMC POOL #RA-3454	U.S. Government Securities	796,691
2,969,476	FNMA GTD REMIC P/T 18-28 PT	U.S. Government Securities	2,651,558
4,027,389	FHLMC MULTICLASS MTG 5175 CA	U.S. Government Securities	3,403,475
56,892	FNMA POOL #0555424	U.S. Government Securities	57,341
192,753	FNMA POOL #0AH6790	U.S. Government Securities	186,813
161,751	FNMA POOL #0AL4160	U.S. Government Securities	160,219
90,317	FNMA POOL #0AL5441	U.S. Government Securities	86,641
152,066	FNMA POOL #0AL5856	U.S. Government Securities	147,092
118,631	FNMA POOL #0AL5862	U.S. Government Securities	117,592
301,041	FNMA POOL #0AL5863	U.S. Government Securities	290,791
76,900	FNMA POOL #0AL5958	U.S. Government Securities	75,173
81,078	FNMA POOL #0AL6138	U.S. Government Securities	79,176
73,109	FNMA POOL #0AL6148	U.S. Government Securities	70,771
179,005	FNMA POOL #0AL7147	U.S. Government Securities	171,839
57,761	FNMA POOL #0AL6886	U.S. Government Securities	55,480
139,282	FNMA POOL #0AL6932	U.S. Government Securities	134,591
62,063	FNMA POOL #0AL7049	U.S. Government Securities	59,613
41,456	FNMA POOL #0AL7205	U.S. Government Securities	40,580
205,126	FNMA POOL #0AL7384	U.S. Government Securities	198,548
212,091	FNMA POOL #0AL9840	U.S. Government Securities	203,337
135,656	FNMA POOL #0AL9128	U.S. Government Securities	131,016
92,232	FNMA POOL #0AL9407	U.S. Government Securities	88,480
115,807	FNMA POOL #0AL9579	U.S. Government Securities	112,241
63,929	FNMA POOL #0AL8338	U.S. Government Securities	61,405
42,162	FNMA POOL #0AL8675	U.S. Government Securities	40,864
127,319	FNMA POOL #0AL8830	U.S. Government Securities	124,455
48,670	FNMA POOL #0AS2275	U.S. Government Securities	46,747
46,445	FNMA POOL #0AS4099	U.S. Government Securities	44,610
112,848	FNMA POOL #0AS5841	U.S. Government Securities	104,754
115,870	FNMA POOL #0AS5842	U.S. Government Securities	107,559
212,153	FNMA POOL #0AS8983	U.S. Government Securities	203,333
60,355	FNMA POOL #0AS8700	U.S. Government Securities	57,908
155,799	FNMA POOL #0AS8833	U.S. Government Securities	149,515
25,668	FNMA POOL #0AU6687	U.S. Government Securities	25,210
66,859	FNMA POOL #0AX7607	U.S. Government Securities	62,119
56,421	FNMA GTD REMIC P/T 10-123 WT	U.S. Government Securities	58,183
42,815	FNMA POOL #0725228	U.S. Government Securities	43,755

57,889	FNMA POOL #0725330	U.S. Government Securities	59,082
186,110	FNMA POOL #0BF0107	U.S. Government Securities	176,678
169,831	FNMA POOL #0BF0118	U.S. Government Securities	161,224
121,149	FNMA POOL #0BF0199	U.S. Government Securities	116,376
209,625	FNMA POOL #0BJ9262	U.S. Government Securities	200,000
38,690	FNMA POOL #0BM1063	U.S. Government Securities	37,499
56,619	FNMA POOL #0BM1106	U.S. Government Securities	54,875
80,396	FNMA POOL #0BM1176	U.S. Government Securities	77,919
129,184	FNMA POOL #0BM1357	U.S. Government Securities	123,984
81,473	FNMA POOL #0BM1647	U.S. Government Securities	78,052
65,375	FNMA POOL #0BM3363	U.S. Government Securities	60,338
317,378	FNMA POOL #0BM3386	U.S. Government Securities	294,617
696,805	FNMA POOL #0BM4804	U.S. Government Securities	673,866
55,263	FNMA POOL #0BM5117	U.S. Government Securities	52,737
142,768	FNMA POOL #0BM5704	U.S. Government Securities	140,484
1,364,755	FNMA POOL #0BU8931	U.S. Government Securities	1,209,084
2,139,350	FNMA POOL #0BV5583	U.S. Government Securities	1,959,096
71,623	FNMA POOL #0CA5443	U.S. Government Securities	62,699
785,823	FNMA POOL #0CA6035	U.S. Government Securities	650,541
9,640,297	FNMA POOL #0CA6329	U.S. Government Securities	7,980,723
8,968,107	FNMA POOL #0CA6564	U.S. Government Securities	7,424,257
7,767,026	FNMA POOL #0CA8099	U.S. Government Securities	6,137,311
3,783,145	FNMA POOL #0CA7241	U.S. Government Securities	3,131,854
6,037,233	FNMA POOL #0CA7728	U.S. Government Securities	4,993,669
6,293,072	FNMA POOL #0CA8441	U.S. Government Securities	4,966,295
12,471,426	FNMA POOL #0CB3576	U.S. Government Securities	10,697,055
2,959,604	FNMA POOL #0CB3595	U.S. Government Securities	2,627,839
234,382	FNMA POOL #0FM3473	U.S. Government Securities	193,431
539,353	FNMA POOL #0FM3478	U.S. Government Securities	446,503
7,396,441	FNMA POOL #0FM7599	U.S. Government Securities	6,614,736
442,710	FNMA POOL #0FM8768	U.S. Government Securities	365,122
3,948,287	FNMA POOL #0FS1083	U.S. Government Securities	3,256,951
17,782,269	FNMA POOL #0FS1453	U.S. Government Securities	15,851,771
14,773,719	FNMA POOL #0FS2140	U.S. Government Securities	13,117,441
9,079,193	FNMA POOL #0FS3427	U.S. Government Securities	8,339,045
4,253,887	FNMA POOL #0FS3743	U.S. Government Securities	3,759,525
3,345,127	FNMA POOL #0FS7754	U.S. Government Securities	3,059,552
62,636	FNMA POOL #0995788	U.S. Government Securities	63,082
64,802	FNMA POOL #0MA0792	U.S. Government Securities	64,309
94,918	FNMA POOL #0MA0816	U.S. Government Securities	94,043
92,154	FNMA POOL #0MA1689	U.S. Government Securities	89,500
147,418	FNMA POOL #0MA1764	U.S. Government Securities	143,140
135,491	FNMA POOL #0MA1773	U.S. Government Securities	131,540
162,333	FNMA POOL #0MA1662	U.S. Government Securities	157,695
171,248	FNMA POOL #0MA1814	U.S. Government Securities	166,483
104,220	FNMA POOL #0MA1858	U.S. Government Securities	101,319
123,623	FNMA POOL #0MA1890	U.S. Government Securities	120,125
63,093	FNMA POOL #0MA1960	U.S. Government Securities	61,280
198,996	FNMA POOL #0MA1983	U.S. Government Securities	193,293
107,643	FNMA POOL #0MA2019	U.S. Government Securities	104,533
144,985	FNMA POOL #0MA2055	U.S. Government Securities	140,762
129,814	FNMA POOL #0MA2079	U.S. Government Securities	126,007
131,575	FNMA POOL #0MA2121	U.S. Government Securities	127,485
68,138	FNMA POOL #0MA2141	U.S. Government Securities	66,003
42,762	FNMA POOL #0MA2447	U.S. Government Securities	40,579
45,405	FNMA POOL #0MA2480	U.S. Government Securities	43,871
369,280	FNMA POOL #0MA2923	U.S. Government Securities	352,144
51,812	FNMA POOL #0MA3894	U.S. Government Securities	50,684
4,295,468	FNMA POOL #0MA4626	U.S. Government Securities	3,933,919
4,451,643	FNMA POOL #0MA4600	U.S. Government Securities	3,943,865
3,563,577	FNMA POOL #0MA4654	U.S. Government Securities	3,157,100
4,629,329	FNMA POOL #0MA4631	U.S. Government Securities	3,938,741

3,915,677	FNMA POOL #0MA4700	U.S. Government Securities	3,585,496
2,804,333	FNMA POOL #0MA4732	U.S. Government Securities	2,567,859
4,070,580	FNMA POOL #0MA4933	U.S. Government Securities	3,601,225
61,462	FNMA POOL #0AD8529	U.S. Government Securities	58,876
121,752	FNMA POOL #0AE3049	U.S. Government Securities	118,001
26,840	FNMA POOL #0AE4624	U.S. Government Securities	25,315
61,840	FREDDIE MAC SEASONED CR 4 M45T	U.S. Government Securities	58,964
1,185,421	GNMA GTD REMIC P/T 10-115 Z	U.S. Government Securities	1,142,480
4,245,000	U S TREASURY BOND	U.S. Government Securities	2,973,822
5,124,000	U S TREASURY BOND	U.S. Government Securities	3,682,675
5,908,000	U S TREASURY BOND	U.S. Government Securities	4,882,177
915,000	U S TREASURY BOND	U.S. Government Securities	744,688
4,120,133	US TREAS-CPI INFLAT	U.S. Government Securities	3,300,929
7,755,000	U S TREASURY BOND	U.S. Government Securities	6,314,872
30,247,000	U S TREASURY BOND	U.S. Government Securities	26,984,814
2,200,000	U S TREASURY BOND	U.S. Government Securities	2,180,063
22,444,000	U S TREASURY BOND	U.S. Government Securities	20,509,958
9,418,000	U S TREASURY BOND	U.S. Government Securities	8,998,605
6,900,000	U S TREASURY BOND	U.S. Government Securities	6,696,234
9,949,000	U S TREASURY BOND	U.S. Government Securities	9,013,172
11,199,000	U S TREASURY BOND	U.S. Government Securities	10,870,029
3,527,000	U S TREASURY NOTE	U.S. Government Securities	3,473,544
6,446,000	U S TREASURY NOTE	U.S. Government Securities	6,240,534
11,500,000	U S TREASURY NOTE	U.S. Government Securities	11,236,758
5,590,000	U S TREASURY NOTE	U.S. Government Securities	5,377,973
2,893,694	FHLMC POOL #84-1677	U.S. Government Securities	2,608,951
17,168	FHLMC POOL #84-0940	U.S. Government Securities	17,463
5,217,535	FHLMC POOL #84-1463	U.S. Government Securities	4,605,089
29,056	FHLMC POOL #84-9777	U.S. Government Securities	29,873
101,081	FHLMC POOL #84-9327	U.S. Government Securities	103,693
22,078	FHLMC POOL #84-9536	U.S. Government Securities	22,681
20,832	FHLMC POOL #84-9713	U.S. Government Securities	21,345
105,530	FHLMC POOL #84-0286	U.S. Government Securities	108,390
10,846	FHLMC POOL #84-0353	U.S. Government Securities	11,140
23,559	FHLMC POOL #84-0385	U.S. Government Securities	24,228
59,845	FNMA GTD REMIC P/T 13-98 FA	U.S. Government Securities	59,098
124,677	FHLMC MULTICLASS MTG 4283 DW	U.S. Government Securities	121,893
77,636	FHLMC MULTICLASS MTG 4283 EW	U.S. Government Securities	74,968
215,877	FHLMC MULTICLASS MTG 4281 BC	U.S. Government Securities	210,822
42,128	FHLMC MULTICLASS MTG 4319 MA	U.S. Government Securities	40,898
833,211	FHLMC MULTICLASS MTG K152 X1	U.S. Government Securities	35,232
737,536	FHLMC MULTICLASS MTG K055 X1	U.S. Government Securities	9,694
246,981	FHLMC MULTICLASS MT	U.S. Government Securities	3,342
2,048,857	FHLMC MULTICLASS MT	U.S. Government Securities	10,273
2,584,630	FHLMC MULTICLASS MT	U.S. Government Securities	28,099
3,127,351	FHLMC MULTICLASS MT	U.S. Government Securities	41,765
2,488,686	FHLMC MULTICLASS MTG K066 X1	U.S. Government Securities	36,365
3,197,823	FHLMC MULTICLASS MT	U.S. Government Securities	38,592
633,709	FHLMC MULTICLASS MT	U.S. Government Securities	5,317
1,344,454	FHLMC MULTICLASS MT	U.S. Government Securities	11,063
1,737,416	FHLMC MULTICLASS MTG K071 X1	U.S. Government Securities	11,151
2,528,650	FHLMC MULTICLASS MTG K154 X1	U.S. Government Securities	40,964
3,602,402	FHLMC MULTICLASS MTG K089 X1	U.S. Government Securities	69,465
1,794,018	FHLMC MULTICLASS MT	U.S. Government Securities	37,665
1,227,008	FHLMC MULTICLASS MTG 1511 X1	U.S. Government Securities	59,075
3,388,333	FHLMC MULTICLASS MTG K092 X1	U.S. Government Securities	87,384
1,575,211	FHLMC MULTICLASS MT	U.S. Government Securities	52,391
2,246,116	FHLMC MULTICLASS MT	U.S. Government Securities	73,992
1,559,631	FHLMC MULTICLASS MTG K095 X1	U.S. Government Securities	54,449
3,810,980	FHLMC MULTICLASS MTG K096 X1	U.S. Government Securities	158,804
1,708,727	FHLMC MULTICLASS MTG K097 X1	U.S. Government Securities	70,542
3,299,916	FHLMC MULTICLASS MTG K098 X1	U.S. Government Securities	143,896

3,585,819	FHLMC MULTICLASS MTG K099 X1	U.S. Government Securities	122,453
1,383,415	FHLMC MULTICLASS MTG K101 X1	U.S. Government Securities	45,880
3,864,326	FHLMC MULTICLASS MTG K102 X1	U.S. Government Securities	126,280
154,904	FNMA POOL #0AL5548	U.S. Government Securities	160,730
18,703	FNMA POOL #0AL5858	U.S. Government Securities	19,338
23,271	FNMA POOL #0AL5964	U.S. Government Securities	23,979
17,504	FNMA POOL #0AL6111	U.S. Government Securities	17,924
23,396	FNMA POOL #0AL6664	U.S. Government Securities	24,122
123,387	FNMA POOL #0AL9098	U.S. Government Securities	126,741
14,201	FNMA POOL #0AL8133	U.S. Government Securities	14,624
34,002	FNMA POOL #0AL8289	U.S. Government Securities	34,941
34,368	FNMA POOL #0AL8486	U.S. Government Securities	35,317
11,731	FNMA POOL #0BH1189	U.S. Government Securities	12,083
28,247	FNMA POOL #0BH2522	U.S. Government Securities	28,986
8,900	FNMA POOL #0BH5298	U.S. Government Securities	9,127
13,614	FNMA POOL #0BM1695	U.S. Government Securities	14,052
74,588	FNMA POOL #0BM3836	U.S. Government Securities	77,139
10,055	FNMA POOL #0BM5045	U.S. Government Securities	10,189
40,447	FNMA POOL #0BM6102	U.S. Government Securities	40,805
73,953	FNMA POOL #0BM6108	U.S. Government Securities	71,242
18,443	FNMA POOL #0BM6112	U.S. Government Securities	18,806
57,997	FNMA POOL #0BM6115	U.S. Government Securities	55,211
90,508	FNMA POOL #0BM6117	U.S. Government Securities	92,314
11,154,848	FNMA POOL #0BM6908	U.S. Government Securities	10,202,002
57,591	GNMA GTD REMIC P/T 18-H01 FE	U.S. Government Securities	57,455
261,410	GNMA GTD REMIC P/T 18-H03 FD	U.S. Government Securities	259,809
129,204	GNMA GTD REMIC P/T 18-H02 FA	U.S. Government Securities	128,856
181,823	GNMA GTD REMIC P/T 18-H02 GF	U.S. Government Securities	181,126
337,883	GNMA GTD REMIC P/T 18-H02 HF	U.S. Government Securities	336,763
120,423	GNMA GTD REMIC P/T 18-H02 PF	U.S. Government Securities	120,151
164,864	GNMA GTD REMIC P/T 18-H02 FM	U.S. Government Securities	164,133
293,026	GNMA GTD REMIC P/T 17-H13 FQ	U.S. Government Securities	293,804
69,278	GNMA GTD REMIC P/T 17-H16 BF	U.S. Government Securities	69,483
213,378	GNMA GTD REMIC P/T 17-H17 FQ	U.S. Government Securities	213,754
92,583	GNMA GTD REMIC P/T 17-H17 FB	U.S. Government Securities	92,537
148,892	GNMA GTD REMIC P/T 17-H20 FB	U.S. Government Securities	148,790
514,573	GNMA GTD REMIC P/T 17-H20 BF	U.S. Government Securities	514,032
248,771	GNMA GTD REMIC P/T 17-H20 FG	U.S. Government Securities	248,494
86,799	GNMA GTD REMIC P/T 17-H21 FA	U.S. Government Securities	86,696
51,810	GNMA GTD REMIC P/T 17-H22 FK	U.S. Government Securities	51,592
71,319	GNMA GTD REMIC P/T 17-H22 FH	U.S. Government Securities	71,046
458,318	GNMA GTD REMIC P/T 17-H22 FA	U.S. Government Securities	456,399
244,387	GNMA GTD REMIC P/T 17-H02 BF	U.S. Government Securities	244,484
103,950	GNMA GTD REMIC P/T 17-H02 FP	U.S. Government Securities	104,006
118,244	GNMA GTD REMIC P/T 17-H25 CF	U.S. Government Securities	117,982
68,774	GNMA GTD REMIC P/T 17-H10 FA	U.S. Government Securities	68,926
61,218	GNMA GTD REMIC P/T 17-H08 FG	U.S. Government Securities	61,227
120,787	GNMA GTD REMIC P/T 17-H12 FQ	U.S. Government Securities	120,922
58,341	GNMA GTD REMIC P/T 17-H11 FB	U.S. Government Securities	58,495
58,094	GNMA GTD REMIC P/T 17-H14 FA	U.S. Government Securities	58,331
63,503	GNMA GTD REMIC P/T 17-H18 GF	U.S. Government Securities	63,591
127,749	GNMA GTD REMIC P/T 16-H23 F	U.S. Government Securities	127,832
64,852	GNMA GTD REMIC P/T 16-H24 FB	U.S. Government Securities	64,828
79,622	GNMA GTD REMIC P/T 16-H27 BF	U.S. Government Securities	79,595
83,822	GNMA GTD REMIC P/T 16-H02 FB	U.S. Government Securities	83,770
272,127	GNMA GTD REMIC P/T 17-H03 F	U.S. Government Securities	272,232
55,337	GNMA GTD REMIC P/T 16-H09 FH	U.S. Government Securities	55,387
42,316	GNMA GTD REMIC P/T 16-H09 FM	U.S. Government Securities	42,353
45,152	GNMA GTD REMIC P/T 16-H21 CF	U.S. Government Securities	45,241
456,460	GNMA GTD REMIC P/T 20-H06 FA	U.S. Government Securities	451,617
172,115	GNMA GTD REMIC P/T 18-H05 BF	U.S. Government Securities	171,554
173,963	GNMA GTD REMIC P/T 18-H05 FE	U.S. Government Securities	173,464

172,065	GNMA GTD REMIC P/T 18-H06 AF	U.S. Government Securities	171,798
80,981	GNMA GTD REMIC P/T 18-H06 BF	U.S. Government Securities	80,327
136,483	GNMA GTD REMIC P/T 18-H06 EF	U.S. Government Securities	135,591
54,900	GNMA GTD REMIC P/T 18-H06 MF	U.S. Government Securities	54,773
146,183	GNMA GTD REMIC P/T 18-H06 JF	U.S. Government Securities	145,183
137,892	GNMA GTD REMIC P/T 18-H07 FA	U.S. Government Securities	137,008
136,645	GNMA GTD REMIC P/T 19-H15 F	U.S. Government Securities	135,506
125,348	GNMA GTD REMIC P/T 18-H09 FC	U.S. Government Securities	125,183
78,764	GNMA GTD REMIC P/T 18-H11 FA	U.S. Government Securities	78,847
131,100	GNMA GTD REMIC P/T 18-H10 FV	U.S. Government Securities	131,424
53,060	GNMA GTD REMIC P/T 19-H16 FC	U.S. Government Securities	53,107
104,330	GNMA GTD REMIC P/T 18-H15 FK	U.S. Government Securities	104,249
90,171	GNMA GTD REMIC P/T 19-H18 EF	U.S. Government Securities	90,245
227,264	GNMA GTD REMIC P/T 18-H17 DF	U.S. Government Securities	226,129
105,241	GNMA GTD REMIC P/T 18-H19 FG	U.S. Government Securities	104,498
111,864	GNMA GTD REMIC P/T 18-H19 FE	U.S. Government Securities	111,560
121,152	GNMA GTD REMIC P/T 19-H18 LF	U.S. Government Securities	121,108
144,597	GNMA GTD REMIC P/T 19-H18 F	U.S. Government Securities	144,794
2,307,580	GNMA GTD REMIC P/T 18-H20 FB	U.S. Government Securities	2,294,985
91,430	GNMA GTD REMIC P/T 19-H20 AF	U.S. Government Securities	90,832
90,924	GNMA GTD REMIC P/T 19-H04 FE	U.S. Government Securities	91,176
261,158	GNMA GTD REMIC P/T 18-H04 FJ	U.S. Government Securities	260,245
107,207	GNMA GTD REMIC P/T 18-H04 FK	U.S. Government Securities	106,409
451,529	GNMA GTD REMIC P/T 19-H17 FB	U.S. Government Securities	448,510
216,203	GNMA GTD REMIC P/T 19-H17 FA	U.S. Government Securities	216,851
1,644,150	GNMA GTD REMIC P/T 23-H13 FJ	U.S. Government Securities	1,670,089
2,320,275	GNMA GTD REMIC P/T 21-H19 FM	U.S. Government Securities	2,308,872
3,107,347	GNMA GTD REMIC P/T 22-H09 FA	U.S. Government Securities	3,071,782
4,286,306	GNMA GTD REMIC P/T 23-H04 FC	U.S. Government Securities	4,268,721
4,101,488	GNMA GTD REMIC P/T 22-H08 FE	U.S. Government Securities	4,068,917
43,005,000	INTERNATIONAL BANK FOR RECONST	Corporate Debt Instruments	6,082,661
3,230,000	GRUPO TELEVISA SAB	Corporate Debt Instruments	89,308
350,000	PAN AMERICAN ENERGY LLC/A 144A	Corporate Debt Instruments	362,048
850,000	FMG RESOURCES AUGUST 2006 144A	Corporate Debt Instruments	765,105
1,125,000	KLABIN AUSTRIA GMBH 144A	Corporate Debt Instruments	1,139,178
1,940,000	AIRCASTLE LTD 144A	Corporate Debt Instruments	1,804,891
200,000	ASCOT GROUP LTD 144A	Corporate Debt Instruments	170,605
641,307	TEXTAINER MARINE CON 2A A 144A	Corporate Debt Instruments	593,307
1,490,000	BRF SA 144A	Corporate Debt Instruments	1,172,377
1,235,000	BAYTEX ENERGY CORP 144A	Corporate Debt Instruments	1,203,384
680,000	BOMBARDIER INC 144A	Corporate Debt Instruments	691,606
395,000	NUTRIEN LTD	Corporate Debt Instruments	389,485
413,963	BURGER KING/RESTAURANT 6/24 TL	Corporate Debt Instruments	411,462
300,000	ALIBABA GROUP HOLDING LTD	Corporate Debt Instruments	186,083
1,565,000	AVOLON HOLDINGS FUNDING L 144A	Corporate Debt Instruments	1,450,570
270,000	BAIDU INC	Corporate Debt Instruments	268,607
2,493,438	HORIZON AIRCRAFT FINA 1 A 144A	Corporate Debt Instruments	2,415,797
1,312,000	TENCENT HOLDINGS LTD 144A	Corporate Debt Instruments	816,957
656,274	NAVIGATOR AIRCRAFT AB 1 A 144A	Corporate Debt Instruments	602,980
840,000	BANCO SANTANDER CHILE 144A	Corporate Debt Instruments	838,392
275,000	EMPRESA DE LOS FERROCARRI 144A	Corporate Debt Instruments	165,000
168,000	ENEL AMERICAS SA	Corporate Debt Instruments	164,278
785,000	FALABELLA SA 144A	Corporate Debt Instruments	642,099
605,000	LATAM AIRLINES GROUP SA 144A	Corporate Debt Instruments	612,478
908,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	699,383
200,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	131,879
1,445,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	1,490,507
426,000	TRANSELEC SA 144A	Corporate Debt Instruments	424,833
790,000	ECOPETROL SA	Corporate Debt Instruments	761,862
1,000,000	ECOPETROL SA	Corporate Debt Instruments	970,454
630,000	DANSKE BANK A/S 144A	Corporate Debt Instruments	611,182
2,169,000	SOCIETE GENERALE SA 144A	Corporate Debt Instruments	2,166,022

1,525,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	1,467,959
920,000	CREDIT AGRICOLE SA 144A	Corporate Debt Instruments	923,964
1,425,000	SOCIETE GENERALE SA 144A	Corporate Debt Instruments	1,359,004
680,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	655,962
855,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	833,347
610,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	532,593
600,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	618,429
805,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	681,338
1,463,000	BHARTI AIRTEL LTD 144A	Corporate Debt Instruments	1,457,141
690,000	FREEPORT INDONESIA PT 144A	Corporate Debt Instruments	671,923
485,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Debt Instruments	448,981
990,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Debt Instruments	988,459
413,204	LUNAR 2021-1 STRUCTUR 1 A 144A	Corporate Debt Instruments	377,385
27,251	ICON/PRA HEALTH 3/24 US TLB	Corporate Debt Instruments	27,421
570,000	AIB GROUP PLC 144A	Corporate Debt Instruments	570,188
1,199,343	JAZZ PHARMACEUTICALS 6/24	Corporate Debt Instruments	1,201,669
109,375	ICON/PRA HEALTH 3/24 LUX TLB	Corporate Debt Instruments	110,058
770,000	LEVIATHAN BOND LTD 144A	Corporate Debt Instruments	764,225
945,000	INTESA SANPAOLO SPA 144A	Corporate Debt Instruments	1,022,268
545,000	INTESA SANPAOLO SPA 144A	Corporate Debt Instruments	473,984
1,520,000	UNICREDIT SPA 144A	Corporate Debt Instruments	1,454,903
330,000	NORINCHUKIN BANK/THE 144A	Corporate Debt Instruments	328,529
1,130,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate Debt Instruments	1,037,476
935,000	MITSUBISHI UFJ FINANCIAL GROUP	Corporate Debt Instruments	781,837
1,790,000	ARDONAGH FINCO LTD 144A	Corporate Debt Instruments	1,843,294
2,300,000	JBS USA HOLDING LUX SARL/ JBS	Corporate Debt Instruments	2,534,172
420,000	MILLICOM INTERNATIONAL CE 144A	Corporate Debt Instruments	368,057
955,000	MINERVA LUXEMBOURG SA 144A	Corporate Debt Instruments	801,268
200,000	NATURA &CO LUXEMBOURG HOL 144A	Corporate Debt Instruments	182,137
655,000	RAIZEN FUELS FINANCE SA 144A	Corporate Debt Instruments	647,412
410,000	RAIZEN FUELS FINANCE SA 144A	Corporate Debt Instruments	404,413
200,000	ALPEK SAB DE CV 144A	Corporate Debt Instruments	168,293
1,695,000	SITIOS LATINOAMERICA SAB 144A	Corporate Debt Instruments	1,590,397
750,000	BBVA MEXICO SA INSTITUCIO 144A	Corporate Debt Instruments	732,011
505,000	BANCO SANTANDER MEXICO SA 144A	Corporate Debt Instruments	502,475
670,000	BBVA MEXICO SA INSTITUCIO 144A	Corporate Debt Instruments	657,015
2,153,472	COMETA ENERGIA SA DE CV 144A	Corporate Debt Instruments	2,123,702
200,000	KIMBERLY-CLARK DE MEXICO 144A	Corporate Debt Instruments	169,481
566,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	540,403
1,319,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	1,107,756
430,000	SITIOS LATINOAMERICA SAB 144A	Corporate Debt Instruments	427,485
490,000	OCP SA 144A	Corporate Debt Instruments	483,603
785,000	OCP SA 144A	Corporate Debt Instruments	676,177
750,000	OCP SA 144A	Corporate Debt Instruments	765,000
1,320,000	PROSUS NV 144A	Corporate Debt Instruments	1,191,451
1,130,000	PROSUS NV 144A	Corporate Debt Instruments	730,517
1,130,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	1,085,813
654,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	653,637
1,070,000	SAUDI ARABIAN OIL CO 144A	Corporate Debt Instruments	657,134
450,000	POSCO 144A	Corporate Debt Instruments	452,737
1,000,000	BANCO SANTANDER SA	Corporate Debt Instruments	961,793
400,000	BANCO SANTANDER SA	Corporate Debt Instruments	348,384
995,000	UBS GROUP AG 144A	Corporate Debt Instruments	1,028,281
430,000	UBS GROUP AG 144A	Corporate Debt Instruments	521,609
1,114,000	THAIOIL TREASURY CENTER C 144A	Corporate Debt Instruments	896,673
465,000	THAIOIL TREASURY CENTER C 144A	Corporate Debt Instruments	293,776
813,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	822,798
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	173,422
245,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	181,610
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	182,923
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	189,814
1,425,000	FRESNILLO PLC 144A	Corporate Debt Instruments	1,014,773

200,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	197,966
240,000	MACQUARIE AIRFINANCE HOLD 144A	Corporate Debt Instruments	247,340
1,570,000	BARCLAYS PLC	Corporate Debt Instruments	1,215,475
200,000	BARCLAYS PLC	Corporate Debt Instruments	205,469
1,785,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	1,544,943
200,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	207,739
2,024,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	2,019,928
214,000	AES CORP/THE 144A	Corporate Debt Instruments	211,926
394,000	AES CORP/THE 144A	Corporate Debt Instruments	363,191
220,000	AT&T INC	Corporate Debt Instruments	155,549
475,000	AT&T INC	Corporate Debt Instruments	320,018
290,000	AT&T INC	Corporate Debt Instruments	195,665
1,605,000	AT&T INC	Corporate Debt Instruments	1,065,906
524,000	AT&T INC	Corporate Debt Instruments	362,263
242,500	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	241,969
635,000	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	629,721
215,000	AFFIRM ASSET SECURITI A A 144A	Corporate Debt Instruments	215,140
1,784,000	AIR LEASE CORP	Corporate Debt Instruments	1,756,375
290,000	AMERICAN BUILDERS & CONTR 144A	Corporate Debt Instruments	263,037
125,000	AMERICAN HOMES 4 RENT LP	Corporate Debt Instruments	82,402
385,000	AMERICREDIT AUTOMOBILE REC 1 C	Corporate Debt Instruments	391,946
1,160,000	AMGEN INC	Corporate Debt Instruments	1,116,238
635,000	ANTARES HOLDINGS LP 144A	Corporate Debt Instruments	616,294
1,585,000	ANTARES HOLDINGS LP 144A	Corporate Debt Instruments	1,572,856
2,230,000	ARES CAPITAL CORP	Corporate Debt Instruments	2,132,085
765,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	746,638
420,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate Debt Instruments	409,775
200,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	201,025
510,000	AVIS BUDGET RENTAL C 8A A 144A	Corporate Debt Instruments	528,715
255,000	BANK 2019-BNK16 BN16 A4	Corporate Debt Instruments	243,825
1,006,921	BANK 2019-BNK24 BN24 A3	Corporate Debt Instruments	906,030
758,929	BANK 2019-BNK22 BN22 A4	Corporate Debt Instruments	684,570
1,478,000	BOEING CO/THE	Corporate Debt Instruments	1,407,427
540,000	BOEING CO/THE	Corporate Debt Instruments	559,794
470,000	BOEING CO/THE	Corporate Debt Instruments	500,511
161,000	BOSTON GAS CO 144A	Corporate Debt Instruments	146,084
2,156,000	BRASKEM AMERICA FINANCE C 144A	Corporate Debt Instruments	1,818,743
1,375,000	BRIGHTHOUSE FINANCIAL INC	Corporate Debt Instruments	1,404,422
595,000	BROADCOM INC 144A	Corporate Debt Instruments	486,012
1,695,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,375,137
325,456	CLI FUNDING VIII LLC 1A A 144A	Corporate Debt Instruments	293,963
183,088	CSMC 2014-USA OA L USA A1 144A	Corporate Debt Instruments	166,203
702,000	CSMC 2014-USA OA L USA A2 144A	Corporate Debt Instruments	632,963
470,000	CAESARS ENTERTAINMENT INC 144A	Corporate Debt Instruments	472,121
767,000	CENTENE CORP	Corporate Debt Instruments	683,151
847,619	CITIGROUP COMMERCIAL MOR C7 A4	Corporate Debt Instruments	773,032
1,311,815	CITIGROUP COMMERCIAL M GC43 A4	Corporate Debt Instruments	1,169,805
790,000	CITIGROUP COMMERCIAL M GC46 A5	Corporate Debt Instruments	693,052
1,325,000	CLEARWAY ENERGY OPERATING 144A	Corporate Debt Instruments	1,153,797
32,910	COREVEST AMERICAN FIN 3 A 144A	Corporate Debt Instruments	32,478
1,177,000	CORNING INC	Corporate Debt Instruments	1,066,005
741,897	CROCKETT PARTNERS EQ 1C A 144A	Corporate Debt Instruments	747,361
59,000	CROWN CASTLE INC	Corporate Debt Instruments	45,208
175,000	DPL INC	Corporate Debt Instruments	162,998
195,000	DT AUTO OWNER TRUST 1A C 144A	Corporate Debt Instruments	195,902
1,510,000	DC COMMERCIAL MORTGA DC A 144A	Corporate Debt Instruments	1,548,019
796,000	DEVON ENERGY CORP	Corporate Debt Instruments	770,212
1,155,000	DICK'S SPORTING GOODS INC	Corporate Debt Instruments	845,828
530,600	DOMINO'S PIZZA MAS 1A A2I 144A	Corporate Debt Instruments	527,432
490,000	EQT CORP	Corporate Debt Instruments	476,470
35,000	EQT CORP	Corporate Debt Instruments	34,498
115,000	EQT CORP 144A	Corporate Debt Instruments	111,892

415,000	EPR PROPERTIES	Corporate Debt Instruments	363,429
228,000	EQM MIDSTREAM PARTNERS LP 144A	Corporate Debt Instruments	230,957
805,000	EQM MIDSTREAM PARTNERS LP 144A	Corporate Debt Instruments	807,709
80,000	ENERGY TRANSFER LP	Corporate Debt Instruments	85,082
511,000	ENERGY TRANSFER LP	Corporate Debt Instruments	529,626
34,000	ENERGY TRANSFER LP	Corporate Debt Instruments	30,012
353,000	ENERGY TRANSFER LP	Corporate Debt Instruments	342,831
551,000	ENTERGY CORP	Corporate Debt Instruments	490,833
259,000	EQUIFAX INC	Corporate Debt Instruments	282,097
332,000	EQUIFAX INC	Corporate Debt Instruments	325,255
405,000	EXETER AUTOMOBILE RECEIVA 1A C	Corporate Debt Instruments	406,649
152,000	EXPEDIA GROUP INC 144A	Corporate Debt Instruments	152,104
1,720,000	FS KKR CAPITAL CORP	Corporate Debt Instruments	1,686,826
350,000	FORD CREDIT AUTO LEASE TRU B C	Corporate Debt Instruments	356,793
280,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	274,238
470,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	478,301
780,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	806,057
570,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	595,090
440,000	FORESTAR GROUP INC 144A	Corporate Debt Instruments	428,113
1,360,000	FRONTIER ISSUER LLC 1 A2 144A	Corporate Debt Instruments	1,383,094
490,000	GATX CORP	Corporate Debt Instruments	512,237
320,000	GATX CORP	Corporate Debt Instruments	328,256
394,288	GS MORTGAGE SECURITIES GC45 A5	Corporate Debt Instruments	353,676
345,000	GENERAL MOTORS FINANCIAL CO IN	Corporate Debt Instruments	288,606
204,000	GEORGETOWN UNIVERSITY/THE	Corporate Debt Instruments	178,796
2,265,000	GLENCORE FUNDING LLC 144A	Corporate Debt Instruments	1,963,212
195,000	GLENCORE FUNDING LLC 144A	Corporate Debt Instruments	204,805
1,107,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	1,189,849
70,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	66,625
140,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	137,482
372,400	GREENSKY HOME IMPROV 1 A4 144A	Corporate Debt Instruments	374,900
1,265,000	HCA INC	Corporate Debt Instruments	985,637
1,210,000	HERTZ VEHICLE FINANC 2A A 144A	Corporate Debt Instruments	1,217,295
619,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	617,437
605,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	581,031
575,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	536,077
290,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	294,220
1,120,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	1,152,364
545,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	544,839
1,550,000	CRESCENT ENERGY FINANCE L 144A	Corporate Debt Instruments	1,542,024
970,000	IRON MOUNTAIN INC 144A	Corporate Debt Instruments	886,784
450,000	IRON MOUNTAIN INC 144A	Corporate Debt Instruments	448,203
320,000	JABIL INC	Corporate Debt Instruments	282,031
614,250	JACK IN THE BOX FU 1A A2I 144A	Corporate Debt Instruments	583,774
1,034,775	JACK IN THE BOX F 1A A2II 144A	Corporate Debt Instruments	906,954
380,000	JABIL INC	Corporate Debt Instruments	383,411
1,288,000	ZIFF DAVIS INC 144A	Corporate Debt Instruments	1,179,162
650,000	KROGER CO/THE	Corporate Debt Instruments	612,990
1,216,000	LEAR CORP	Corporate Debt Instruments	1,046,897
709,000	LIBERTY MUTUAL GROUP INC 144A	Corporate Debt Instruments	476,397
775,000	LIGHTNING POWER LLC 144A	Corporate Debt Instruments	796,814
750,000	LITHIA MOTORS INC 144A	Corporate Debt Instruments	679,928
1,235,000	MGM RESORTS INTERNATIONAL	Corporate Debt Instruments	1,230,626
546,945	MVW 2024-2 LLC 2A A 144A	Corporate Debt Instruments	535,480
2,145,000	WARNERMEDIA HOLDINGS INC	Corporate Debt Instruments	1,583,783
330,000	MAIN STREET CAPITAL CORP	Corporate Debt Instruments	343,031
340,000	MERCADOLIBRE INC	Corporate Debt Instruments	294,675
830,000	METHANEX US OPERATIONS IN 144A	Corporate Debt Instruments	821,161
84,000	MOHAWK INDUSTRIES INC	Corporate Debt Instruments	77,568
936,000	NVR INC	Corporate Debt Instruments	844,904
631,884	NAVIENT PRIVATE EDUCA A A 144A	Corporate Debt Instruments	632,923
20,088	NAVIENT PRIVATE EDUC HA A 144A	Corporate Debt Instruments	18,647

653,000	NAVIENT CORP	Corporate Debt Instruments	640,043
280,000	NAVIENT CORP	Corporate Debt Instruments	267,102
478,326	NAVIENT PRIVATE EDUC CA A 144A	Corporate Debt Instruments	426,405
550,000	NISSAN MOTOR ACCEPTANCE C 144A	Corporate Debt Instruments	570,180
215,000	ONEAMERICA FINANCIAL PART 144A	Corporate Debt Instruments	157,457
1,535,000	ONEMAIN FINANCE CORP	Corporate Debt Instruments	1,554,111
1,500,000	ORACLE CORP	Corporate Debt Instruments	1,080,238
670,000	OUTFRONT MEDIA CAPITAL LL 144A	Corporate Debt Instruments	623,207
945,000	BLUE OWL TECHNOLOGY FINAN 144A	Corporate Debt Instruments	914,098
1,195,000	BLUE OWL CAPITAL CORP	Corporate Debt Instruments	1,157,711
325,000	BLUE OWL CAPITAL CORP	Corporate Debt Instruments	306,901
850,000	BLUE OWL CAPITAL CORP	Corporate Debt Instruments	853,345
585,000	OWN EQUIPMENT FUND I 2M A 144A	Corporate Debt Instruments	585,469
205,000	PERMIAN RESOURCES OPERATI 144A	Corporate Debt Instruments	202,347
335,000	PHINIA INC 144A	Corporate Debt Instruments	341,701
374,413	PLANET FITNESS MAS 1A A2I 144A	Corporate Debt Instruments	359,767
923,875	PLANET FITNESS MA 1A A2II 144A	Corporate Debt Instruments	836,906
279,381	PROGRESS RESIDENTI SFR1 A 144A	Corporate Debt Instruments	271,875
530,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Debt Instruments	461,787
175,000	SCF EQUIPMENT LEASI 1A A3 144A	Corporate Debt Instruments	177,797
387,181	SCF EQUIPMENT LEASI 1A A2 144A	Corporate Debt Instruments	390,111
685,000	SBA COMMUNICATIONS CORP	Corporate Debt Instruments	618,305
171,774	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	152,373
597,784	SMB PRIVATE EDUCATI A A1A 144A	Corporate Debt Instruments	599,314
590,000	SM ENERGY CO 144A	Corporate Debt Instruments	584,022
670,000	SM ENERGY CO 144A	Corporate Debt Instruments	660,588
166,000	SABRE GLBL INC 144A	Corporate Debt Instruments	163,715
47,335	SANTANDER BANK AUTO C C B 144A	Corporate Debt Instruments	47,545
45,515	SANTANDER BANK AUTO C C C 144A	Corporate Debt Instruments	45,786
1,280,000	SEMPRA INFRASTRUCTURE PAR 144A	Corporate Debt Instruments	1,069,148
710,000	SENSATA TECHNOLOGIES INC 144A	Corporate Debt Instruments	620,666
1,475,000	DELTA AIR LINES INC / SKY 144A	Corporate Debt Instruments	1,455,064
110,000	SMITHFIELD FOODS INC 144A	Corporate Debt Instruments	95,083
88,453	SOFI PROFESSIONAL A A2FX 144A	Corporate Debt Instruments	84,165
650,000	STARWOOD PROPERTY TRUST I 144A	Corporate Debt Instruments	650,815
380,000	SUNCOKE ENERGY INC 144A	Corporate Debt Instruments	346,425
730,000	ENERGY TRANSFER LP	Corporate Debt Instruments	656,313
320,000	TD SYNNEX CORP	Corporate Debt Instruments	328,048
350,000	TARGA RESOURCES CORP	Corporate Debt Instruments	344,434
428,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	413,672
102,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	100,038
134,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	119,927
47,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	39,960
1,020,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	763,751
155,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	152,405
540,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	513,425
640,365	UNITED AIRLINES 2023-1 CLASS A	Corporate Debt Instruments	653,072
174,000	VIATRIS INC	Corporate Debt Instruments	118,730
3,185,000	VOLKSWAGEN GROUP OF AMERI 144A	Corporate Debt Instruments	3,297,764
860,181	VOLOFIN FINANCE DESI 1A A 144A	Corporate Debt Instruments	861,764
420,000	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Debt Instruments	426,324
600,000	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Debt Instruments	599,810
130,000	WESTLAKE AUTOMOBILE 1A B 144A	Corporate Debt Instruments	130,444
958,525	WHEELS FLEET LEASE F 1A A 144A	Corporate Debt Instruments	964,537
1,290,701	WILLIS ENGINE STRUCTU A A 144A	Corporate Debt Instruments	1,334,405
1,255,000	ZIPLY FIBER ISSUER 1A A2 144A	Corporate Debt Instruments	1,286,036
1,625,000	AOA 2021-1177 MORT 1177 A 144A	Corporate Debt Instruments	1,596,116
545,000	BPR TRUST 2021-NRD NRD A 144A	Corporate Debt Instruments	525,925
2,831,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,785,823
600,000	BANK OF AMERICA CORP	Corporate Debt Instruments	621,234
1,590,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,579,274
1,800,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,757,256

487	COUNTRYWIDE ASSET-BACKED S1 A3	Corporate Debt Instruments	484
2,295,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	2,383,874
519,667	EXTENDED STAY AMERI ESH A 144A	Corporate Debt Instruments	519,991
92,483	EXTENDED STAY AMERI ESH D 144A	Corporate Debt Instruments	92,714
336,361	GS MORTGAGE SECURIT GC5 C 144A	Corporate Debt Instruments	261,107
760,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	738,277
1,400,000	HEWLETT PACKARD ENTERPRISE CO	Corporate Debt Instruments	1,464,149
2,305,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	2,076,288
1,408,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	1,259,531
690,000	MORGAN STANLEY	Corporate Debt Instruments	665,311
1,790,000	MORGAN STANLEY	Corporate Debt Instruments	1,794,890
768,000	NATIONAL RURAL UTILITIES COOPE	Corporate Debt Instruments	769,579
41,226	OBX 2018-EXP1 TR EXP1 1A3 144A	Corporate Debt Instruments	38,210
625,000	PNC FINANCIAL SERVICES GROUP I	Corporate Debt Instruments	609,357
1,090,000	PRET 2024-NPL8 LL NPL8 A1 144A	Corporate Debt Instruments	1,092,623
520,845	PRPM 2024-1 LLC 1 A1 144A	Corporate Debt Instruments	523,330
1,150,000	SANTANDER HOLDINGS USA INC	Corporate Debt Instruments	1,090,483
3,022	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	2,812
7,428	SEQUOIA MORTGAGE T CH3 A2 144A	Corporate Debt Instruments	7,240
16,101	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	14,773
537,229	SMB PRIVATE EDUCATIO C A2 144A	Corporate Debt Instruments	534,829
330,000	TOORAK MORTGAGE RRTL1 A1 144A	Corporate Debt Instruments	332,275
38,296	TOWD POINT MORTGAGE 4 M2 144A	Corporate Debt Instruments	38,117
304,940	TOWD POINT MORTGAGE 2 M2 144A	Corporate Debt Instruments	288,023
182,846	TOWD POINT MORTGAGE 3 A1 144A	Corporate Debt Instruments	178,057
685,000	TRUIST FINANCIAL CORP	Corporate Debt Instruments	697,566
218,076	WFRBS COMMERCIAL MOR C4 D 144A	Corporate Debt Instruments	200,826
164,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	164,115
415,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	423,452
655,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	665,502
897,264	ABC SUPPLY 1/24 TLB	Corporate Debt Instruments	899,507
431,355	ARAMARK 3/24 B7 TL	Corporate Debt Instruments	432,757
628,409	ARAMARK 3/24 B8 TL	Corporate Debt Instruments	631,237
643,085	BEACON ROOFING 3/24 COV-LITE T	Corporate Debt Instruments	644,628
756,698	CAESARS ENTERTAINMENT 1/24 TL	Corporate Debt Instruments	756,932
1,134,116	CALPINE 1/24 B10 TL	Corporate Debt Instruments	1,129,863
641,497	CHURCHILL DOWNS 3/21 INCREMENT	Corporate Debt Instruments	641,497
1,413,059	CITADEL SECURITIES 10/24 TLB	Corporate Debt Instruments	1,416,266
1,142,138	DISCOVERY ENERGY/KOHLER ENERGY	Corporate Debt Instruments	1,139,282
391,900	ELANCO ANIMAL HEALTH 8/20 COV-	Corporate Debt Instruments	391,226
465,314	HILTON GRAND 5/21 COV-LITE TLB	Corporate Debt Instruments	466,537
1,198,835	INTERNATIONAL SOS 6/24 TLB	Corporate Debt Instruments	1,204,829
1,195,988	IRON MOUNTAIN 12/23 TLB	Corporate Debt Instruments	1,194,122
907,927	MKS INSTRUMENTS 6/24 (USD) TLB	Corporate Debt Instruments	909,634
576,128	SYMANTEC/NORTONLIFELOCK/GEN DI	Corporate Debt Instruments	573,807
1,192,721	PETSMART 2/21 COV-LITE TL	Corporate Debt Instruments	1,186,758
458,074	QUIKRETE 3/24 (2031) COV-LITE	Corporate Debt Instruments	457,552
218,637	QUIKRETE 3/24 TLB	Corporate Debt Instruments	218,385
716,634	RENT-A-CENTER 9/21 COV-LITE TL	Corporate Debt Instruments	716,634
1,438,288	SBA COMMUNICATIONS/SBA FINANCE	Corporate Debt Instruments	1,437,799
633,926	SS&C TECHNOLOGIES 5/24 B8 COV-	Corporate Debt Instruments	635,358
187,175	SRAM 5/21 COV-LITE TLB	Corporate Debt Instruments	187,955
1,173,323	TRANSUNION 6/24 B8 COV-LITE TL	Corporate Debt Instruments	1,170,753
210,483	TRANSDIGM 3/24 TLK	Corporate Debt Instruments	211,058
433,000	WARNER MUSIC 9/24 TLB	Corporate Debt Instruments	431,701
505,359	ASURION 9/24 B12 TLB	Corporate Debt Instruments	496,096
370,000	FRONTDOOR 12/24 TLB	Corporate Debt Instruments	370,925
962,155	VIRGIN MEDIA 10/19 COV-LITE	Corporate Debt Instruments	954,534
9,095,000	BRAZILIAN GOVERNMENT INTERNATI	Other Investments	1,410,731
73,211,300	MEXICAN BONOS	Other Investments	3,330,656
250,000	COLOMBIA GOVERNMENT INTERNATIO	Other Investments	251,375
500,000	DOMINICAN REPUBLIC INTERN 144A	Other Investments	512,000

185,000	DOMINICAN REPUBLIC INTERN 144A	Other Investments	183,428
1,410,000	REPUBLIC OF SOUTH AFRICA GOVER	Other Investments	1,277,862
680,000	REPUBLIC OF SOUTH AFRICA 144A	Other Investments	662,802
1,035,000	UNIV OF VIRGINIA VA UNIV REVEN	Other Investments	590,978
96,005,000	URUGUAY GOVERNMENT INTERNATION	Other Investments	2,187,678
258,640,000	URUGUAY GOVERNMENT INTERNATION	Other Investments	5,481,995
30,356,000	URUGUAY GOVERNMENT INTERN 144A	Other Investments	677,613
6,350,000	URUGUAY GOVERNMENT INTERN REGS	Other Investments	141,746
10,229,000	COMMIT TO PUR FNMA SF MTG	U.S. Government Securities	10,604,537
178	FHLMC POOL #G0-1843	U.S. Government Securities	184
50,107	FHLMC POOL #ZM-8305	U.S. Government Securities	49,274
154,285	FHLMC POOL #ZN-2092	U.S. Government Securities	151,911
68,010	FHLMC POOL #ZA-5559	U.S. Government Securities	66,865
130,333	FHLMC POOL #ZT-0714	U.S. Government Securities	127,898
191,808	FHLMC POOL #SD-0136	U.S. Government Securities	165,130
3,303,958	FHLMC POOL #SD-2629	U.S. Government Securities	2,690,881
134,532	FHLMC POOL #SD-3125	U.S. Government Securities	133,862
5,063,391	FHLMC POOL #SD-8199	U.S. Government Securities	3,948,776
959,695	FHLMC POOL #SD-8205	U.S. Government Securities	784,103
1,391,884	FHLMC POOL #SD-4121	U.S. Government Securities	1,183,119
28,257	FHLMC POOL #Q0-2117	U.S. Government Securities	27,422
54,741	FHLMC POOL #Q1-2458	U.S. Government Securities	48,302
4,349	FHLMC POOL #Q2-4035	U.S. Government Securities	4,169
10,790	FHLMC POOL #Q2-5923	U.S. Government Securities	10,325
21,203	FHLMC POOL #Q3-4582	U.S. Government Securities	19,709
1,040	FHLMC POOL #Q3-9583	U.S. Government Securities	999
39,140	FHLMC POOL #Q4-3410	U.S. Government Securities	37,645
45,891	FHLMC POOL #Q4-5220	U.S. Government Securities	43,028
13,886	FHLMC POOL #Q4-8674	U.S. Government Securities	12,890
341,973	FHLMC POOL #WA-3193	U.S. Government Securities	304,200
403,037	FHLMC POOL #WA-3195	U.S. Government Securities	350,344
61,456	FHLMC POOL #G6-1658	U.S. Government Securities	60,567
341,441	FHLMC POOL #QB-5275	U.S. Government Securities	265,730
957,180	FHLMC POOL #QB-7306	U.S. Government Securities	744,933
629,335	FHLMC POOL #QB-7396	U.S. Government Securities	489,778
796,881	FHLMC POOL #QC-8871	U.S. Government Securities	654,331
258,780	FHLMC POOL #QE-7134	U.S. Government Securities	243,806
803,407	FHLMC POOL #QE-6417	U.S. Government Securities	735,781
306,762	FHLMC POOL #QE-8515	U.S. Government Securities	289,906
1,621,989	FHLMC POOL #QF-0467	U.S. Government Securities	1,569,624
225,658	FHLMC POOL #QG-3397	U.S. Government Securities	228,728
132,568	FHLMC POOL #QG-3398	U.S. Government Securities	133,281
124,894	FHLMC POOL #QG-4234	U.S. Government Securities	126,549
86,073	FHLMC POOL #QG-4235	U.S. Government Securities	87,050
61,593	FHLMC POOL #QG-4238	U.S. Government Securities	61,943
86,295	FHLMC POOL #QG-4239	U.S. Government Securities	86,311
103,714	FHLMC POOL #QG-4209	U.S. Government Securities	103,282
93,185	FHLMC POOL #QG-4248	U.S. Government Securities	94,331
21,999	FHLMC POOL #QG-6254	U.S. Government Securities	22,632
48,258	FHLMC POOL #QG-6266	U.S. Government Securities	48,178
229,016	FHLMC POOL #QG-6267	U.S. Government Securities	227,509
63,462	FHLMC POOL #QG-7117	U.S. Government Securities	64,983
56,349	FHLMC POOL #QG-8087	U.S. Government Securities	56,670
104,331	FHLMC POOL #QG-7314	U.S. Government Securities	103,973
77,200	FHLMC POOL #QG-8118	U.S. Government Securities	79,291
2,050,826	FHLMC POOL #QG-9479	U.S. Government Securities	2,074,103
368,194	FHLMC POOL #QG-9634	U.S. Government Securities	383,317
57,023	FHLMC POOL #QU-7615	U.S. Government Securities	41,007
141,973	FHLMC POOL #QU-7709	U.S. Government Securities	103,508
317,743	FHLMC POOL #RA-1266	U.S. Government Securities	275,843
1,251,673	FHLMC POOL #RA-9647	U.S. Government Securities	1,281,843
1,289,447	FHLMC POOL #RE-6093	U.S. Government Securities	927,307

1,365,146	FHLMC POOL #RE-6123	U.S. Government Securities	1,028,212
537,018	FHLMC POOL #SE-9083	U.S. Government Securities	496,511
36,546	FHLMC POOL #QI-0154	U.S. Government Securities	38,346
30,108	FHLMC POOL #QI-0156	U.S. Government Securities	31,648
98,269	FHLMC POOL #QI-0140	U.S. Government Securities	101,016
142,975	FHLMC POOL #QI-1316	U.S. Government Securities	152,389
1,152,432	FHLMC POOL #QI-1317	U.S. Government Securities	1,174,510
480,600	FHLMC POOL #QI-2311	U.S. Government Securities	489,821
710,000	FNMA GTD REMIC P/T 23-51 L	U.S. Government Securities	728,568
211	FNMA POOL #0253355	U.S. Government Securities	216
70	FNMA POOL #0323621	U.S. Government Securities	72
3,470,000	FHLMC MULTICLASS MTG 5365 LY	U.S. Government Securities	3,580,170
158	FNMA POOL #0545448	U.S. Government Securities	160
324	FNMA POOL #0550002	U.S. Government Securities	336
461	FNMA POOL #0554493	U.S. Government Securities	478
39	FNMA POOL #0575078	U.S. Government Securities	39
158,611	FNMA POOL #0AJ0806	U.S. Government Securities	149,598
73,486	FNMA POOL #0AK0080	U.S. Government Securities	69,068
52,302	FNMA POOL #0AS7378	U.S. Government Securities	45,311
54,937	FNMA POOL #0AS7580	U.S. Government Securities	47,307
10,683	FNMA POOL #0AS8263	U.S. Government Securities	9,271
20,002	FNMA POOL #0AS8276	U.S. Government Securities	17,329
86,335	FNMA POOL #0AS8309	U.S. Government Securities	74,796
23,185	FNMA POOL #0AS9412	U.S. Government Securities	21,493
1,832	FNMA POOL #0AU6205	U.S. Government Securities	1,765
5,276	FNMA POOL #0AV9213	U.S. Government Securities	5,068
4,657	FNMA POOL #0AW4986	U.S. Government Securities	4,436
37,354	FNMA POOL #0AX7617	U.S. Government Securities	34,675
18,121	FNMA POOL #0AX8509	U.S. Government Securities	16,942
112,098	FNMA POOL #0AY5788	U.S. Government Securities	97,762
7,656	FNMA POOL #0AY8481	U.S. Government Securities	7,354
25,974	FNMA POOL #0AZ0810	U.S. Government Securities	24,845
14,037	FNMA POOL #0AZ5596	U.S. Government Securities	13,414
824	FNMA POOL #0725690	U.S. Government Securities	847
895,891	FNMA POOL #0DA1685	U.S. Government Securities	932,688
84,906	FNMA POOL #0DA3498	U.S. Government Securities	89,248
487,871	FNMA POOL #0DA3499	U.S. Government Securities	510,843
1,766,628	FNMA POOL #0DB1398	U.S. Government Securities	1,833,272
16,679	FNMA POOL #0AZ7724	U.S. Government Securities	16,020
22,554	FNMA POOL #0BC2994	U.S. Government Securities	19,540
26,866	FNMA POOL #0BC4918	U.S. Government Securities	25,889
10,620	FNMA POOL #0BC9468	U.S. Government Securities	9,221
841	FNMA POOL #0BD2217	U.S. Government Securities	806
10,850	FNMA POOL #0BD9396	U.S. Government Securities	10,516
22,129	FNMA POOL #0BE0249	U.S. Government Securities	21,259
13,802	FNMA POOL #0BE2507	U.S. Government Securities	13,180
94,703	FNMA POOL #0BE4435	U.S. Government Securities	81,391
32,209	FNMA POOL #0BE4442	U.S. Government Securities	27,904
80,268	FNMA POOL #0BE4203	U.S. Government Securities	77,100
41,804	FNMA POOL #0BE4310	U.S. Government Securities	36,217
24,042	FNMA POOL #0BE5275	U.S. Government Securities	20,859
22,458	FNMA POOL #0BE7913	U.S. Government Securities	19,534
17,563	FNMA POOL #0BE8280	U.S. Government Securities	16,340
2,146,719	FNMA POOL #0BF0773	U.S. Government Securities	1,697,550
1,189,486	FNMA POOL #0BF0774	U.S. Government Securities	1,027,130
795,187	FNMA POOL #0BF0794	U.S. Government Securities	717,319
1,953,847	FNMA POOL #0BF0535	U.S. Government Securities	1,555,155
1,038,814	FNMA POOL #0BF0546	U.S. Government Securities	826,404
664,362	FNMA POOL #0BF0560	U.S. Government Securities	528,550
10,574,170	FNMA POOL #0BF0578	U.S. Government Securities	8,412,029
8,384,127	FNMA POOL #0BF0618	U.S. Government Securities	6,669,408
5,430,682	FNMA POOL #0BF0619	U.S. Government Securities	4,320,008

9,173,311	FNMA POOL #0BF0653	U.S. Government Securities	7,296,504
8,026,421	FNMA POOL #0BF0701	U.S. Government Securities	6,969,481
7,824,815	FNMA POOL #0BF0672	U.S. Government Securities	6,223,612
65,717	FNMA POOL #0BF0675	U.S. Government Securities	54,674
5,175,884	FNMA POOL #0BF0676	U.S. Government Securities	4,493,905
562,927	FNMA POOL #0BF0681	U.S. Government Securities	468,566
5,533,060	FNMA POOL #0BF0733	U.S. Government Securities	4,602,605
3,850,806	FNMA POOL #0BF0704	U.S. Government Securities	3,046,588
3,914,751	FNMA POOL #0BF0717	U.S. Government Securities	3,257,853
11,982,132	FNMA POOL #0BF0760	U.S. Government Securities	9,531,977
2,011,353	FNMA POOL #0BF0742	U.S. Government Securities	1,674,045
1,813,007	FNMA POOL #0BF0743	U.S. Government Securities	1,566,245
24,717	FNMA POOL #0BH4224	U.S. Government Securities	22,560
32,728	FNMA POOL #0BH4896	U.S. Government Securities	31,159
12,390	FNMA POOL #0BJ2239	U.S. Government Securities	10,734
20,444	FNMA POOL #0BJ5653	U.S. Government Securities	18,956
81,654	FNMA POOL #0BJ7195	U.S. Government Securities	77,948
47,225	FNMA POOL #0BK1766	U.S. Government Securities	43,105
80,194	FNMA POOL #0BK0916	U.S. Government Securities	78,960
18,553	FNMA POOL #0BK6899	U.S. Government Securities	17,763
170,461	FNMA POOL #0BK8202	U.S. Government Securities	122,623
156,276	FNMA POOL #0BK8385	U.S. Government Securities	112,417
53,302	FNMA POOL #0BM3138	U.S. Government Securities	49,428
145,779	FNMA POOL #0BM5804	U.S. Government Securities	143,213
309,300	FNMA POOL #0BN5403	U.S. Government Securities	294,722
8,388	FNMA POOL #0BP1638	U.S. Government Securities	7,737
46,794	FNMA POOL #0BP7820	U.S. Government Securities	40,736
290,203	FNMA POOL #0BQ4040	U.S. Government Securities	220,478
164,677	FNMA POOL #0BQ5771	U.S. Government Securities	128,271
159,240	FNMA POOL #0BQ6140	U.S. Government Securities	120,977
1,085,247	FNMA POOL #0BQ7559	U.S. Government Securities	844,661
590,844	FNMA POOL #0BQ7589	U.S. Government Securities	460,229
960,513	FNMA POOL #0BQ7604	U.S. Government Securities	747,585
304,055	FNMA POOL #0BQ7618	U.S. Government Securities	236,649
1,834,114	FNMA POOL #0BR0772	U.S. Government Securities	1,428,630
1,081,133	FNMA POOL #0BR0691	U.S. Government Securities	841,458
2,280,644	FNMA POOL #0BR3283	U.S. Government Securities	1,775,046
367,873	FNMA POOL #0BR7743	U.S. Government Securities	286,313
337,106	FNMA POOL #0BR7719	U.S. Government Securities	262,371
98,118	FNMA POOL #0BT8676	U.S. Government Securities	81,224
3,240,090	FNMA POOL #0BV3076	U.S. Government Securities	2,525,250
1,421,844	FNMA POOL #0BV4172	U.S. Government Securities	1,109,946
453,103	FNMA POOL #0BV8553	U.S. Government Securities	415,522
691,934	FNMA POOL #0BV9951	U.S. Government Securities	634,541
408,426	FNMA POOL #0BW6279	U.S. Government Securities	374,547
2,984,682	FNMA POOL #0BW6333	U.S. Government Securities	2,737,129
1,598,452	FNMA POOL #0BW9845	U.S. Government Securities	1,555,726
159,660	FNMA POOL #0BY1712	U.S. Government Securities	161,977
207,639	FNMA POOL #0BY1713	U.S. Government Securities	210,436
459,553	FNMA POOL #0BY1783	U.S. Government Securities	465,933
465,790	FNMA POOL #0BY1784	U.S. Government Securities	472,229
73,219	FNMA POOL #0BY4136	U.S. Government Securities	72,621
202,830	FNMA POOL #0BY4137	U.S. Government Securities	202,133
102,930	FNMA POOL #0BY4135	U.S. Government Securities	101,752
300,813	FNMA POOL #0BY4148	U.S. Government Securities	305,079
123,099	FNMA POOL #0BY4149	U.S. Government Securities	123,800
61,961	FNMA POOL #0BY5322	U.S. Government Securities	63,748
65,703	FNMA POOL #0BY5375	U.S. Government Securities	67,293
326,016	FNMA POOL #0BY8309	U.S. Government Securities	339,503
148,877	FNMA POOL #0BY8509	U.S. Government Securities	149,723
115,882	FNMA POOL #0BY8519	U.S. Government Securities	117,419
176,396	FNMA POOL #0BY8520	U.S. Government Securities	178,611

405,810	FNMA POOL #0BY8521	U.S. Government Securities	410,803
580,025	FNMA POOL #0BY8531	U.S. Government Securities	596,324
596,364	FNMA POOL #0BY8532	U.S. Government Securities	612,674
182,554	FNMA POOL #0BY9392	U.S. Government Securities	190,106
5,525,693	FNMA POOL #0CB2773	U.S. Government Securities	4,313,453
2,840,992	FNMA POOL #0CB6880	U.S. Government Securities	2,912,033
374,350	FNMA POOL #0FM3718	U.S. Government Securities	367,826
162,471	FNMA POOL #0FM5679	U.S. Government Securities	162,856
2,389,273	FNMA POOL #0FM5977	U.S. Government Securities	1,766,113
21,739	FNMA POOL #0FM6075	U.S. Government Securities	20,628
26,056	FNMA POOL #0FM9765	U.S. Government Securities	22,181
171,087	FNMA POOL #0FS6235	U.S. Government Securities	179,143
795,874	FNMA POOL #0FS6121	U.S. Government Securities	675,647
1,776,515	FNMA POOL #0FS8321	U.S. Government Securities	1,854,896
2,997	FNMA POOL #0906734	U.S. Government Securities	3,070
162,917	FNMA POOL #0MA2218	U.S. Government Securities	142,597
33,968	FNMA POOL #0MA2490	U.S. Government Securities	32,626
20,647	FNMA POOL #0MA3472	U.S. Government Securities	20,321
54,204	FNMA POOL #0MA2705	U.S. Government Securities	46,994
125,911	FNMA POOL #0MA2737	U.S. Government Securities	108,443
21,183	FNMA POOL #0MA3351	U.S. Government Securities	18,012
92,521	FNMA POOL #0MA3401	U.S. Government Securities	80,077
37,299	FNMA POOL #0MA3448	U.S. Government Securities	36,709
886,640	FNMA POOL #0MA4436	U.S. Government Securities	655,369
3,581,579	FNMA POOL #0MA4492	U.S. Government Securities	2,796,519
1,814,135	FNMA POOL #0MA4511	U.S. Government Securities	1,414,706
1,297,718	FNMA POOL #0MA4591	U.S. Government Securities	977,837
3,684,667	FNMA POOL #0MA4602	U.S. Government Securities	3,253,863
174,210	FNMA POOL #0MA5231	U.S. Government Securities	177,830
258,930	FNMA POOL #0MA5261	U.S. Government Securities	264,786
752,389	FHLMC POOL #RJ-2689	U.S. Government Securities	801,936
365	GNMA POOL #0587280	U.S. Government Securities	379
169	GNMA POOL #0379674	U.S. Government Securities	169
12	GNMA POOL #0413151	U.S. Government Securities	12
110	GNMA POOL #0486844	U.S. Government Securities	113
122	GNMA POOL #0530269	U.S. Government Securities	123
77	GNMA POOL #0563646	U.S. Government Securities	79
311	GNMA POOL #0780958	U.S. Government Securities	315
16	GNMA POOL #0781199	U.S. Government Securities	16
231	GNMA POOL #0675324	U.S. Government Securities	240
3,832	GNMA POOL #0675312	U.S. Government Securities	3,909
2	GNMA GTD REMIC P/T 13-H01 FA	U.S. Government Securities	1
508	GNMA GTD REMIC P/T 13-H03 HA	U.S. Government Securities	460
430	GNMA GTD REMIC P/T 13-H04 BA	U.S. Government Securities	395
5,288	GNMA GTD REMIC P/T 13-H10 PA	U.S. Government Securities	4,784
106,513	GNMA GTD REMIC P/T 15-H10 JA	U.S. Government Securities	103,831
458,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	411,534
430,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	350,960
7,300,000	U S TREASURY BOND	U.S. Government Securities	5,546,574
735,000	U S TREASURY BOND	U.S. Government Securities	522,195
12,680,000	U S TREASURY BOND	U.S. Government Securities	8,220,702
20,695,000	U S TREASURY BOND	U.S. Government Securities	13,911,729
11,665,000	U S TREASURY BOND	U.S. Government Securities	8,313,591
7,290,000	U S TREASURY BOND	U.S. Government Securities	5,936,224
945,000	U S TREASURY BOND	U.S. Government Securities	780,917
17,445,000	U S TREASURY BOND	U.S. Government Securities	14,197,913
3,290,000	U S TREASURY BOND	U.S. Government Securities	2,905,995
3,875,000	U S TREASURY BOND	U.S. Government Securities	3,414,087
2,190,000	U S TREASURY BOND	U.S. Government Securities	1,953,805
1,410,000	U S TREASURY BOND	U.S. Government Securities	1,288,498
4,085,000	U S TREASURY BOND	U.S. Government Securities	3,903,090
465,000	U S TREASURY BOND	U.S. Government Securities	451,268

2,065,000	U S TREASURY BOND	U.S. Government Securities	1,870,761
3,200,000	U S TREASURY BOND	U.S. Government Securities	3,056,500
1,735,000	U S TREASURY NOTE	U.S. Government Securities	1,733,014
16,730,000	U S TREASURY NOTE	U.S. Government Securities	14,836,765
15,850,000	U S TREASURY NOTE	U.S. Government Securities	15,503,281
21,590,000	U S TREASURY NOTE	U.S. Government Securities	21,057,840
670,000	U S TREASURY NOTE	U.S. Government Securities	623,336
7,445,000	U S TREASURY NOTE	U.S. Government Securities	6,842,420
18,460,000	U S TREASURY NOTE	U.S. Government Securities	17,570,891
3,375,000	U S TREASURY NOTE	U.S. Government Securities	3,360,234
9,315,000	U S TREASURY NOTE	U.S. Government Securities	8,919,476
9,285,000	U S TREASURY NOTE	U.S. Government Securities	9,144,274
13,275,000	U S TREASURY NOTE	U.S. Government Securities	12,555,246
1,580,000	U S TREASURY NOTE	U.S. Government Securities	1,513,652
14,610,000	U S TREASURY NOTE	U.S. Government Securities	14,144,306
21,340,000	U S TREASURY NOTE	U.S. Government Securities	20,277,168
7,260,000	U S TREASURY NOTE	U.S. Government Securities	6,984,630
4,240,000	U S TREASURY NOTE	U.S. Government Securities	4,190,644
1,090,000	U S TREASURY NOTE	U.S. Government Securities	1,066,838
4,295,000	U S TREASURY NOTE	U.S. Government Securities	4,184,270
8,740,000	U S TREASURY NOTE	U.S. Government Securities	8,552,909
105,000	U S TREASURY NOTE	U.S. Government Securities	105,082
9,365,000	U S TREASURY NOTE	U.S. Government Securities	9,359,147
2,289,005	FHLMC MULTICLASS MTG	U.S. Government Securities	2,315,399
1,026	GNMA II POOL #0765229	U.S. Government Securities	996
232	GNMA II POOL #0766529	U.S. Government Securities	223
27	GNMA II POOL #0766544	U.S. Government Securities	26
52	GNMA II POOL #0766566	U.S. Government Securities	51
42,561	GNMA II POOL #0771824	U.S. Government Securities	42,408
63,342	GNMA II POOL #0771828	U.S. Government Securities	62,824
22,653	GNMA II POOL #0771829	U.S. Government Securities	22,534
10,598	GNMA II POOL #0798521	U.S. Government Securities	10,275
105	GNMA II POOL #0AA7508	U.S. Government Securities	104
20,072	GNMA II POOL #0AB6552	U.S. Government Securities	19,986
279	GNMA II POOL #0AC0988	U.S. Government Securities	276
41	GNMA II POOL #0AC9906	U.S. Government Securities	40
16,159	GNMA II POOL #0AE0488	U.S. Government Securities	15,890
4,742	GNMA II POOL #0AF7339	U.S. Government Securities	4,668
17,387	GNMA II POOL #0AF7379	U.S. Government Securities	17,054
105,059	GNMA II POOL #0AH1236	U.S. Government Securities	103,852
51,020	GNMA II POOL #0AH1377	U.S. Government Securities	50,678
59,775	GNMA II POOL #0AK0201	U.S. Government Securities	59,218
62,919	GNMA II POOL #0AK8743	U.S. Government Securities	62,498
50,894	GNMA II POOL #0AL7424	U.S. Government Securities	50,621
35,491	GNMA II POOL #0AR6523	U.S. Government Securities	34,937
74,993	GNMA II POOL #0AR6570	U.S. Government Securities	74,089
89,376	GNMA II POOL #0AR7510	U.S. Government Securities	88,549
255,599	GNMA II POOL #0AS6008	U.S. Government Securities	252,265
56,733	GNMA II POOL #0AS5980	U.S. Government Securities	56,022
49,744	GNMA II POOL #0AS8942	U.S. Government Securities	49,370
48,193	GNMA II POOL #0AU1288	U.S. Government Securities	47,857
65,438	GNMA II POOL #0AU1850	U.S. Government Securities	64,849
61,396	GNMA II POOL #0AU3149	U.S. Government Securities	60,851
120,895	GNMA II POOL #0AW1858	U.S. Government Securities	119,933
183,903	GNMA II POOL #0AY2208	U.S. Government Securities	182,067
71	GNMA II POOL #0751415	U.S. Government Securities	70
2,634	GNMA II POOL #0756718	U.S. Government Securities	2,585
354	GNMA GTD REMIC P/T 15-H13 FL	U.S. Government Securities	351
7,480,000	U S TREASURY BILL	U.S. Government Securities	7,403,716
14,395,000	U S TREASURY BILL	U.S. Government Securities	14,386,850
5,780,000	U S TREASURY BILL	U.S. Government Securities	5,771,956

	32,171,953	EB Temporary Investment Fund *	Common Collective Trust Fund	32,171,953

		Diversified Bond Fund Subtotal		$1,446,233,755

International Equity Fund		American Funds, First Eagle, All Spring and Vanguard	Separately Managed Fund
	6,167,851	ALLSPRING EMRG MRK EQ-R6	Mutual Fund	$159,562,312
	6,868,631	AMER FNDS EUROPAC GROW-R6	Mutual Fund	368,982,879
	16,464,460	FIRST EAGLE OVERSEAS-R6	Mutual Fund	402,720,698
	17,870,656	HARTFORD INTL VAL-R6	Mutual Fund	324,531,122
	3,478,021	VANGUARD INTL GROWTH-ADM	Mutual Fund	353,262,643

		Cash	Cash	(1,695)

		International Equity Fund Subtotal		$1,609,057,959

Small Mid Cap Core Fund		Barron Discovery Strategy, DF Dent Mid Cap Growth, Snyder Capital Mgt Small/Mid Cap Value, MFS Mid Cap Value Equity	Separately Managed Fund
	54,507	ESTABLISHMENT LABS HOLDINGS IN	Common Stock	$2,511,137
	6,882	NOVANTA INC	Common Stock	1,051,363
	14,808	CYBERARK SOFTWARE LTD	Common Stock	4,933,285
	7,523	NOVA LTD	Common Stock	1,481,655
	123,070	STEVANATO GROUP SPA	Common Stock	2,681,695
	33,754	ON HOLDING AG	Common Stock	1,848,707
	5,856	AAON INC	Common Stock	689,134
	14,831	ASGN INC	Common Stock	1,236,016
	25,033	ADVANCED ENERGY INDUSTRIES INC	Common Stock	2,894,566
	45,673	ALKAMI TECHNOLOGY INC	Common Stock	1,675,286
	6,174	AXON ENTERPRISE INC	Common Stock	3,669,332
	160,326	CAREDX INC	Common Stock	3,432,580
	50,480	DAYFORCE INC	Common Stock	3,666,867
	18,211	CHART INDUSTRIES INC	Common Stock	3,475,387
	137,675	CLEARWATER ANALYTICS HOLDINGS	Common Stock	3,788,816
	94,202	COUCHBASE INC	Common Stock	1,468,609
	113,647	DRAFTKINGS INC	Common Stock	4,227,668
	39,434	DYNATRACE INC	Common Stock	2,143,238
	35,369	ENERPAC TOOL GROUP CORP	Common Stock	1,453,312
	63,000	EXACT SCIENCES CORP	Common Stock	3,539,970
	27,699	FLOOR & DECOR HOLDINGS INC	Common Stock	2,761,590
	61,989	GITLAB INC	Common Stock	3,493,080
	21,628	GUIDEWIRE SOFTWARE INC	Common Stock	3,646,048
	70,204	INARI MEDICAL INC	Common Stock	3,583,914
	93,378	INDEPENDENCE REALTY TRUST INC	Common Stock	1,852,620
	431,036	INDIE SEMICONDUCTOR INC	Common Stock	1,745,696
	9,800	INSPIRE MEDICAL SYSTEMS INC	Common Stock	1,816,724
	14,463	INTEGER HOLDINGS CORP	Common Stock	1,916,637
	35,631	INTAPP INC	Common Stock	2,283,591
	6,880	KINSALE CAPITAL GROUP INC	Common Stock	3,200,094
	181,919	KRATOS DEFENSE & SECURITY SOLU	Common Stock	4,799,023
	65,149	LIBERTY MEDIA CORP-LIBERTY LIV	Common Stock	4,434,041
	18,320	LIBERTY MEDIA CORP-LIBERTY FOR	Common Stock	1,539,613
	11,557	LOAR HOLDINGS INC	Common Stock	854,178
	103,259	MACERICH CO/THE	Common Stock	2,056,919
	149,258	MARAVAI LIFESCIENCES HOLDINGS	Common Stock	813,456
	21,244	MASIMO CORP	Common Stock	3,511,633
	84,675	MERCURY SYSTEMS INC	Common Stock	3,556,350
	145,016	MONTROSE ENVIRONMENTAL GROUP I	Common Stock	2,690,047
	62,818	PAR TECHNOLOGY CORP	Common Stock	4,564,984
	30,900	PROCORE TECHNOLOGIES INC	Common Stock	2,315,337
	2,797	RH	Common Stock	1,100,871

5,260	RBC BEARINGS INC	Common Stock	1,573,476
27,756	RED ROCK RESORTS INC	Common Stock	1,283,437
11,343	REDDIT INC	Common Stock	1,853,900
11,559	REPLIGEN CORP	Common Stock	1,663,802
162,160	SENTINELONE INC	Common Stock	3,599,952
20,251	SERVICETITAN INC	Common Stock	2,083,220
24,586	SITEONE LANDSCAPE SUPPLY INC	Common Stock	3,239,697
5,978	SITIME CORP	Common Stock	1,282,460
71,861	TWFG INC	Common Stock	2,213,319
32,261	TEMPUS AI INC	Common Stock	1,089,131
18,448	TEXAS ROADHOUSE INC	Common Stock	3,328,573
21,929	TREX CO INC	Common Stock	1,513,759
41,778	VARONIS SYSTEMS INC	Common Stock	1,856,197
60,562	VERACYTE INC	Common Stock	2,398,255
17,636	WASTE CONNECTIONS INC	Common Stock	3,025,985
45,934	WNS HOLDINGS LTD	Common Stock	2,176,812
27,303	ENDAVA PLC	Common Stock	843,663
7,146	ANSYS INC	Common Stock	2,410,560
13,961	APPFOLIO INC	Common Stock	3,444,458
7,384	ATLASSIAN CORP	Common Stock	1,797,118
55,533	BIO-TECHNE CORP	Common Stock	4,000,042
32,470	CBRE GROUP INC	Common Stock	4,262,986
7,252	CADENCE DESIGN SYSTEMS INC	Common Stock	2,178,936
33,804	CARMAX INC	Common Stock	2,763,815
59,554	COSTAR GROUP INC	Common Stock	4,263,471
20,889	ECOLAB INC	Common Stock	4,894,710
29,436	EDWARDS LIFESCIENCES CORP	Common Stock	2,179,147
14,990	ENTEGRIS INC	Common Stock	1,484,909
12,813	FASTENAL CO	Common Stock	921,383
18,070	FLOOR & DECOR HOLDINGS INC	Common Stock	1,801,579
35,493	GOOSEHEAD INSURANCE INC	Common Stock	3,805,559
16,816	GUIDEWIRE SOFTWARE INC	Common Stock	2,834,841
21,282	HEICO CORP	Common Stock	3,960,155
7,822	IDEX CORP	Common Stock	1,637,066
5,008	KINSALE CAPITAL GROUP INC	Common Stock	2,329,371
3,580	MSCI INC	Common Stock	2,148,036
2,426	MARKEL GROUP INC	Common Stock	4,187,834
4,268	MEDPACE HOLDINGS INC	Common Stock	1,417,958
1,905	METTLER-TOLEDO INTERNATIONAL I	Common Stock	2,331,110
25,601	MICROCHIP TECHNOLOGY INC	Common Stock	1,468,217
2,915	MONOLITHIC POWER SYSTEMS INC	Common Stock	1,724,806
5,386	MOODY'S CORP	Common Stock	2,549,571
21,793	OLD DOMINION FREIGHT LINE INC	Common Stock	3,844,285
18,911	REPLIGEN CORP	Common Stock	2,722,049
13,378	SITEONE LANDSCAPE SUPPLY INC	Common Stock	1,762,819
2,601	TRANSDIGM GROUP INC	Common Stock	3,296,195
2,121	TYLER TECHNOLOGIES INC	Common Stock	1,223,053
22,838	VEEVA SYSTEMS INC	Common Stock	4,801,690
41,022	VERALTO CORP	Common Stock	4,178,091
4,607	VERISK ANALYTICS INC	Common Stock	1,268,906
21,158	VULCAN MATERIALS CO	Common Stock	5,442,472
10,345	WEST PHARMACEUTICAL SERVICES I	Common Stock	3,388,608
15,586	HELEN OF TROY LTD	Common Stock	932,510
109,529	EXPRO GROUP HOLDINGS NV	Common Stock	1,365,827
37,173	AAR CORP	Common Stock	2,277,961
23,394	ADVANCED ENERGY INDUSTRIES INC	Common Stock	2,705,048
24,344	ALBANY INTERNATIONAL CORP	Common Stock	1,946,790
55,882	AMKOR TECHNOLOGY INC	Common Stock	1,435,609
80,452	ARCHROCK INC	Common Stock	2,002,450
80,440	BOX INC	Common Stock	2,541,904
39,899	CTS CORP	Common Stock	2,103,874
31,815	CABOT CORP	Common Stock	2,905,028

38,980	CASELLA WASTE SYSTEMS INC	Common Stock	4,124,474
64,732	CHEESECAKE FACTORY INC/THE	Common Stock	3,070,886
25,109	CONMED CORP	Common Stock	1,718,460
84,635	CORE LABORATORIES INC	Common Stock	1,465,032
44,645	COPT DEFENSE PROPERTIES	Common Stock	1,381,763
20,516	CRACKER BARREL OLD COUNTRY STO	Common Stock	1,084,476
62,435	DARLING INGREDIENTS INC	Common Stock	2,103,435
27,957	DIODES INC	Common Stock	1,724,108
23,547	ENERSYS	Common Stock	2,176,449
13,535	ENTEGRIS INC	Common Stock	1,340,777
44,982	ENTERPRISE FINANCIAL SERVICES	Common Stock	2,536,985
61,670	FIRST MERCHANTS CORP	Common Stock	2,460,016
23,394	FIRSTCASH HOLDINGS INC	Common Stock	2,423,618
68,529	FLOWSERVE CORP	Common Stock	3,941,788
78,449	FORMFACTOR INC	Common Stock	3,451,756
66,538	FOUR CORNERS PROPERTY TRUST IN	Common Stock	1,805,841
31,631	FRANKLIN ELECTRIC CO INC	Common Stock	3,082,441
19,873	GATX CORP	Common Stock	3,079,520
44,430	HEARTLAND FINANCIAL USA INC	Common Stock	2,723,781
54,198	HELMERICH & PAYNE INC	Common Stock	1,735,420
43,267	HEXCEL CORP	Common Stock	2,712,841
28,875	HORACE MANN EDUCATORS CORP	Common Stock	1,132,766
32,550	HOULIHAN LOKEY INC	Common Stock	5,652,633
27,865	INTEGER HOLDINGS CORP	Common Stock	3,692,670
9,064	LITTELFUSE INC	Common Stock	2,135,932
14,729	MERITAGE HOMES CORP	Common Stock	2,265,615
18,373	MOOG INC	Common Stock	3,616,541
103,772	OCEANEERING INTERNATIONAL INC	Common Stock	2,706,374
32,182	ONE GAS INC	Common Stock	2,228,604
47,370	PARSONS CORP	Common Stock	4,369,883
65,222	PEBBLEBROOK HOTEL TRUST	Common Stock	883,758
18,189	PLEXUS CORP	Common Stock	2,846,215
17,087	REINSURANCE GROUP OF AMERICA I	Common Stock	3,650,296
15,892	RYDER SYSTEM INC	Common Stock	2,492,819
24,711	SPX TECHNOLOGIES INC	Common Stock	3,595,945
686,230	SABRE CORP	Common Stock	2,504,740
40,572	SCOTTS MIRACLE-GRO CO/THE	Common Stock	2,691,546
33,132	SOUTHSTATE CORP	Common Stock	3,295,971
62,496	STAG INDUSTRIAL INC	Common Stock	2,113,615
27,467	STIFEL FINANCIAL CORP	Common Stock	2,913,699
21,343	TIMKEN CO/THE	Common Stock	1,523,250
15,525	TRINET GROUP INC	Common Stock	1,409,204
79,246	TRUSTMARK CORP	Common Stock	2,802,931
84,237	UNITED COMMUNITY BANKS INC/GA	Common Stock	2,721,697
63,844	UNITED BANKSHARES INC/WV	Common Stock	2,397,342
24,121	UNITED FIRE GROUP INC	Common Stock	686,242
76,857	WOLVERINE WORLD WIDE INC	Common Stock	1,706,225
2,204	EVEREST GROUP LTD	Common Stock	798,862
4,787	VIKING HOLDINGS LTD	Common Stock	210,915
12,862	VIKING HOLDINGS LTD	Common Stock	566,700
23,342	GFL ENVIRONMENTAL INC	Common Stock	1,039,653
7,948	ALLEGION PLC	Common Stock	1,038,645
3,876	ICON PLC	Common Stock	812,836
9,699	JOHNSON CONTROLS INTERNATIONAL	Common Stock	765,542
11,937	PENTAIR PLC	Common Stock	1,201,340
4,047	STERIS PLC	Common Stock	831,901
7,108	TE CONNECTIVITY PLC	Common Stock	1,016,231
4,864	WILLIS TOWERS WATSON PLC	Common Stock	1,523,599
4,606	CHECK POINT SOFTWARE TECHNOLOG	Common Stock	859,940
18,146	APTIV PLC	Common Stock	1,097,470
4,273	NXP SEMICONDUCTORS NV	Common Stock	888,143
35,255	FLEX LTD	Common Stock	1,353,439

13,835	COCA-COLA EUROPACIFIC PARTNERS	Common Stock	1,062,666
37,810	INTERNATIONAL GAME TECHNOLOGY	Common Stock	667,725
24,280	TECHNIPFMC PLC	Common Stock	702,663
10,151	AGCO CORP	Common Stock	948,915
46,919	AES CORP/THE	Common Stock	603,848
12,677	AGILENT TECHNOLOGIES INC	Common Stock	1,703,028
10,084	ALASKA AIR GROUP INC	Common Stock	652,939
47,801	ALBERTSONS COS INC	Common Stock	938,812
20,693	ALLIANT ENERGY CORP	Common Stock	1,223,784
16,155	AMERICAN INTERNATIONAL GROUP I	Common Stock	1,176,084
5,942	CENCORA INC	Common Stock	1,335,049
32,145	ARAMARK	Common Stock	1,199,330
14,047	ASHLAND INC	Common Stock	1,003,799
7,049	ASSURANT INC	Common Stock	1,502,988
5,937	ATMOS ENERGY CORP	Common Stock	826,846
5,133	AVERY DENNISON CORP	Common Stock	960,538
3,776	AVIS BUDGET GROUP INC	Common Stock	304,383
11,476	BJ'S WHOLESALE CLUB HOLDINGS I	Common Stock	1,025,381
14,723	BERRY GLOBAL GROUP INC	Common Stock	952,136
3,726	BIOGEN INC	Common Stock	569,780
42,808	BRIXMOR PROPERTY GROUP INC	Common Stock	1,191,775
13,415	BRUNSWICK CORP/DE	Common Stock	867,682
5,303	BUILDERS FIRSTSOURCE INC	Common Stock	757,958
4,493	CDW CORP/DE	Common Stock	781,962
19,199	CMS ENERGY CORP	Common Stock	1,279,613
14,977	CARLYLE GROUP INC/THE	Common Stock	756,189
29,349	CENTERPOINT ENERGY INC	Common Stock	931,244
12,490	EXPAND ENERGY CORP	Common Stock	1,243,380
24,471	COLUMBIA BANKING SYSTEM INC	Common Stock	660,962
25,379	CONAGRA BRANDS INC	Common Stock	704,267
37,792	COREBRIDGE FINANCIAL INC	Common Stock	1,131,115
24,724	CORNING INC	Common Stock	1,174,884
23,433	CORTEVA INC	Common Stock	1,334,744
3,833	DARDEN RESTAURANTS INC	Common Stock	715,583
18,767	DELTA AIR LINES INC	Common Stock	1,135,404
7,692	DIAMONDBACK ENERGY INC	Common Stock	1,260,180
5,890	DISCOVER FINANCIAL SERVICES	Common Stock	1,020,325
11,563	DOW INC	Common Stock	464,023
61,888	DUN & BRADSTREET HOLDINGS INC	Common Stock	771,124
16,270	DUPONT DE NEMOURS INC	Common Stock	1,240,588
12,776	EAST WEST BANCORP INC	Common Stock	1,223,430
14,136	EASTMAN CHEMICAL CO	Common Stock	1,290,900
10,260	EDISON INTERNATIONAL	Common Stock	819,158
7,335	ELECTRONIC ARTS INC	Common Stock	1,073,111
23,625	EQUITABLE HOLDINGS INC	Common Stock	1,114,391
3,667	ESSEX PROPERTY TRUST INC	Common Stock	1,046,708
3,620	EVERCORE INC	Common Stock	1,003,428
9,032	EXTRA SPACE STORAGE INC	Common Stock	1,351,187
13,847	FIDELITY NATIONAL INFORMATION	Common Stock	1,118,422
8,334	GE HEALTHCARE TECHNOLOGIES INC	Common Stock	651,552
12,560	GLOBAL PAYMENTS INC	Common Stock	1,407,474
53,524	GRAPHIC PACKAGING HOLDING CO	Common Stock	1,453,712
19,489	HALLIBURTON CO	Common Stock	529,906
6,342	HANOVER INSURANCE GROUP INC/TH	Common Stock	980,854
17,398	HARTFORD INSURANCE GROUP INC/T	Common Stock	1,903,341
3,750	HERSHEY CO/THE	Common Stock	635,063
10,435	HOWMET AEROSPACE INC	Common Stock	1,141,276
2,757	HUMANA INC	Common Stock	699,478
4,305	JB HUNT TRANSPORT SERVICES INC	Common Stock	734,691
6,070	HYATT HOTELS CORP	Common Stock	952,869
6,826	ITT INC	Common Stock	975,299
7,164	INGREDION INC	Common Stock	985,480

11,611	INTERNATIONAL FLAVORS & FRAGRA	Common Stock	981,710
15,782	INTERNATIONAL PAPER CO	Common Stock	849,387
8,705	JACOBS SOLUTIONS INC	Common Stock	1,163,162
3,727	JONES LANG LASALLE INC	Common Stock	943,453
19,122	KBR INC	Common Stock	1,107,737
58,527	KENVUE INC	Common Stock	1,249,551
11,374	KNIGHT-SWIFT TRANSPORTATION HO	Common Stock	603,277
34,715	LKQ CORP	Common Stock	1,275,776
4,381	L3HARRIS TECHNOLOGIES INC	Common Stock	921,237
3,605	LABCORP HOLDINGS INC	Common Stock	826,699
8,596	LAMB WESTON HOLDINGS INC	Common Stock	574,471
4,538	ESTEE LAUDER COS INC/THE	Common Stock	340,259
6,216	LEIDOS HOLDINGS INC	Common Stock	895,477
23,718	LINCOLN NATIONAL CORP	Common Stock	752,098
9,400	M&T BANK CORP	Common Stock	1,767,294
5,796	MARVELL TECHNOLOGY INC	Common Stock	640,168
40,036	MATTEL INC	Common Stock	709,838
6,690	MID-AMERICA APARTMENT COMMUNIT	Common Stock	1,034,073
5,433	MOHAWK INDUSTRIES INC	Common Stock	647,233
64,612	NEWELL BRANDS INC	Common Stock	643,536
3,800	NORFOLK SOUTHERN CORP	Common Stock	891,860
14,221	NORTHERN TRUST CORP	Common Stock	1,457,653
8,331	OMNICOM GROUP INC	Common Stock	716,799
12,778	ON SEMICONDUCTOR CORP	Common Stock	805,653
1,818	ONTO INNOVATION INC	Common Stock	303,006
24,568	ORGANON & CO	Common Stock	366,555
8,928	OTIS WORLDWIDE CORP	Common Stock	826,822
102,505	PG&E CORP	Common Stock	2,068,551
8,995	PVH CORP	Common Stock	951,221
7,888	PACCAR INC	Common Stock	820,510
5,835	REVVITY INC	Common Stock	651,244
74,343	PERMIAN RESOURCES CORP	Common Stock	1,069,052
12,129	PINNACLE WEST CAPITAL CORP	Common Stock	1,028,175
46,727	PLAINS GP HOLDINGS LP	Common Stock	858,842
9,371	PROSPERITY BANCSHARES INC	Common Stock	706,105
18,154	PUBLIC SERVICE ENTERPRISE GROU	Common Stock	1,533,831
2,777	QUANTA SERVICES INC	Common Stock	877,671
12,407	RAYMOND JAMES FINANCIAL INC	Common Stock	1,927,179
6,976	REGAL REXNORD CORP	Common Stock	1,082,187
50,455	REGIONS FINANCIAL CORP	Common Stock	1,186,702
6,757	ROSS STORES INC	Common Stock	1,022,131
47,739	SLM CORP	Common Stock	1,316,642
12,892	SEMPRA	Common Stock	1,130,886
16,783	SKECHERS USA INC	Common Stock	1,128,489
6,674	SKYWORKS SOLUTIONS INC	Common Stock	591,850
18,331	STAG INDUSTRIAL INC	Common Stock	619,954
10,810	STANLEY BLACK & DECKER INC	Common Stock	867,935
8,181	SUN COMMUNITIES INC	Common Stock	1,006,018
11,143	SYSCO CORP	Common Stock	851,994
16,414	TPG INC	Common Stock	1,031,456
9,480	TARGA RESOURCES CORP	Common Stock	1,692,180
3,753	TELEFLEX INC	Common Stock	667,959
11,000	TOLL BROTHERS INC	Common Stock	1,385,450
10,797	TRANSUNION	Common Stock	1,000,990
22,345	US FOODS HOLDING CORP	Common Stock	1,507,394
25,473	UNITED STATES STEEL CORP	Common Stock	865,827
4,709	UNIVERSAL HEALTH SERVICES INC	Common Stock	844,889
7,226	VALERO ENERGY CORP	Common Stock	885,835
14,745	VENTAS INC	Common Stock	868,333
39,840	VICI PROPERTIES INC	Common Stock	1,163,726
14,342	VOYA FINANCIAL INC	Common Stock	987,160
17,085	WP CAREY INC	Common Stock	930,791

	6,899	WESTINGHOUSE AIR BRAKE TECHNOL	Common Stock	1,307,981
	6,533	XPO INC	Common Stock	856,803
	2,989	ZEBRA TECHNOLOGIES CORP	Common Stock	1,154,412
	6,355	ZIMMER BIOMET HOLDINGS INC	Common Stock	671,279
	10,048	STANDARDAERO INC	Common Stock	248,788
	54,296	WASTE CONNECTIONS INC	Common Stock	9,316,108
	17,353	STERIS PLC	Common Stock	3,567,083
	112,277	RENTOKIL INITIAL PLC	Common Stock	2,842,854
	43,627	AMETEK INC	Common Stock	7,864,203
	136,475	AMPHENOL CORP	Common Stock	9,478,189
	65,065	BWX TECHNOLOGIES INC	Common Stock	7,247,590
	64,557	BIO-TECHNE CORP	Common Stock	4,650,041
	65,811	BROWN & BROWN INC	Common Stock	6,714,038
	45,832	CABOT CORP	Common Stock	4,184,920
	20,809	CHARLES RIVER LABORATORIES INT	Common Stock	3,841,341
	45,450	CLEAN HARBORS INC	Common Stock	10,459,863
	50,485	COHERENT CORP	Common Stock	4,782,444
	62,130	COPART INC	Common Stock	3,565,641
	54,400	DOLBY LABORATORIES INC	Common Stock	4,248,640
	79,684	ENTEGRIS INC	Common Stock	7,893,497
	68,702	FMC CORP	Common Stock	3,339,604
	41,348	FIRST AMERICAN FINANCIAL CORP	Common Stock	2,581,769
	35,571	GRACO INC	Common Stock	2,998,280
	147,483	HALOZYME THERAPEUTICS INC	Common Stock	7,051,162
	20,635	HEICO CORP	Common Stock	3,839,761
	29,069	HEXCEL CORP	Common Stock	1,822,626
	362,339	HUNTINGTON BANCSHARES INC/OH	Common Stock	5,895,256
	20,127	IDEX CORP	Common Stock	4,212,380
	45,901	INGREDION INC	Common Stock	6,314,142
	15,951	KEYSIGHT TECHNOLOGIES INC	Common Stock	2,562,209
	131,401	LKQ CORP	Common Stock	4,828,987
	1,272	MARKEL GROUP INC	Common Stock	2,195,765
	22,792	MID-AMERICA APARTMENT COMMUNIT	Common Stock	3,522,959
	88,200	NNN REIT INC	Common Stock	3,602,970
	51,561	PROSPERITY BANCSHARES INC	Common Stock	3,885,121
	108,288	SS&C TECHNOLOGIES HOLDINGS INC	Common Stock	8,206,065
	70,260	HENRY SCHEIN INC	Common Stock	4,861,992
	174,759	UGI CORP	Common Stock	4,933,447
	17,740	WEX INC	Common Stock	3,110,177
	23,908	WOODWARD INC	Common Stock	3,978,769
	12,656	BOEING CO/THE	Common Stock	778,597

	17,119,132	EB Temporary Investment Fund *	Common Collective Trust Fund	17,119,133

		Small Mid Cap Core Fund Subtotal		$715,395,365

Large Cap Core Fund		Columbia Threadneedle, T. Rowe Price, Barrow Hanley, Wellington and MFS Growth Equity	Separately Managed Fund
	60,475	ARCH CAPITAL GROUP LTD	Common Stock	$5,584,866
	97,726	AXIS CAPITAL HOLDINGS LTD	Common Stock	8,660,478
	288,120	AXALTA COATING SYSTEMS LTD	Common Stock	9,859,466
	1,049,791	BARRICK GOLD CORP	Common Stock	16,271,761
	253,706	ENBRIDGE INC	Common Stock	10,764,746
	62,272	SHOPIFY INC	Common Stock	6,621,382
	31,284	SHOPIFY INC	Common Stock	3,326,428
	28,787	SEA LTD	Common Stock	3,054,301
	46,058	SCHLUMBERGER LTD	Common Stock	1,765,864
	15,609	LVMH MOET HENNESSY LOUIS VUITT	Common Stock	2,039,940
	191,107	SANOFI SA	Common Stock	9,217,091
	22,058	ACCENTURE PLC	Common Stock	7,759,784
	111,757	CRH PLC	Common Stock	10,339,758

41,330	EATON CORP PLC	Common Stock	13,716,187
141,324	JOHNSON CONTROLS INTERNATIONAL	Common Stock	11,154,703
19,645	LINDE PLC	Common Stock	8,224,772
7,256	LINDE PLC	Common Stock	3,037,870
86,607	MEDTRONIC PLC	Common Stock	6,918,167
22,344	TE CONNECTIVITY PLC	Common Stock	3,194,522
15,998	TRANE TECHNOLOGIES PLC	Common Stock	5,908,861
35,537	WILLIS TOWERS WATSON PLC	Common Stock	11,131,610
56,769	NICE LTD	Common Stock	9,641,647
115,842	APTIV PLC	Common Stock	7,006,124
24,864	SPOTIFY TECHNOLOGY SA	Common Stock	11,123,656
110,965	ADYEN NV	Common Stock	1,626,747
89,666	AERCAP HOLDINGS NV	Common Stock	8,581,036
9,992	ASML HOLDING NV	Common Stock	6,925,255
8,635	ASML HOLDING NV	Common Stock	5,984,746
619,391	CARNIVAL CORP	Common Stock	15,435,224
30,104	CHUBB LTD	Common Stock	8,317,735
30,347	CHUBB LTD	Common Stock	8,384,876
28,351	CHUBB LTD	Common Stock	7,833,381
40,690	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	8,035,868
20,788	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	4,105,422
7,154	ASTRAZENECA PLC	Common Stock	468,730
81,674	SMITH & NEPHEW PLC	Common Stock	2,007,547
607,745	TECHNIPFMC PLC	Common Stock	17,588,140
2,751,438	AES CORP/THE	Common Stock	35,411,007
80,752	ABBOTT LABORATORIES	Common Stock	9,133,859
93,033	AECOM	Common Stock	9,937,785
3,201	ADVANCED MICRO DEVICES INC	Common Stock	386,649
38,986	AIR PRODUCTS AND CHEMICALS INC	Common Stock	11,307,499
46,594	ALLSTATE CORP/THE	Common Stock	8,982,857
290,890	ALPHABET INC	Common Stock	55,397,092
5,138	ALPHABET INC	Common Stock	978,481
60,333	ALPHABET INC	Common Stock	11,489,817
218,596	ALPHABET INC	Common Stock	41,380,223
62,225	ALPHABET INC	Common Stock	11,779,193
206,856	ALPHABET INC	Common Stock	39,157,841
262,991	ALPHABET INC	Common Stock	49,784,196
352,375	AMAZON.COM INC	Common Stock	77,307,551
311,620	AMAZON.COM INC	Common Stock	68,366,312
208,472	AMAZON.COM INC	Common Stock	45,736,672
42,380	AMERICAN EXPRESS CO	Common Stock	12,577,960
29,837	AMERICAN EXPRESS CO	Common Stock	8,855,323
473,903	AMERICAN INTERNATIONAL GROUP I	Common Stock	34,500,138
111,481	AMERICAN INTERNATIONAL GROUP I	Common Stock	8,115,817
176,582	AMERICAN TOWER CORP	Common Stock	32,386,905
3,975	AMETEK INC	Common Stock	716,534
39,605	AMETEK INC	Common Stock	7,139,197
172,006	AMPHENOL CORP	Common Stock	11,945,817
5,879	ELEVANCE HEALTH INC	Common Stock	2,168,763
20,981	ELEVANCE HEALTH INC	Common Stock	7,739,891
36,183	APOLLO GLOBAL MANAGEMENT INC	Common Stock	5,975,984
335,395	APPLE INC	Common Stock	83,989,616
287,942	APPLE INC	Common Stock	72,106,436
209,214	APPLE INC	Common Stock	52,391,370
178,944	APPLIED MATERIALS INC	Common Stock	29,101,663
190,058	ARAMARK	Common Stock	7,091,064
43,642	ARES MANAGEMENT CORP	Common Stock	7,725,943
28,802	ATLASSIAN CORP	Common Stock	7,009,831
2,136	ATLASSIAN CORP	Common Stock	519,860
48,746	ATMOS ENERGY CORP	Common Stock	6,788,855
38,388	AUTODESK INC	Common Stock	11,346,341
2,712	AUTOZONE INC	Common Stock	8,683,824

479,060	AVANTOR INC	Common Stock	10,093,794
72,561	BWX TECHNOLOGIES INC	Common Stock	8,082,570
772,696	BANK OF AMERICA CORP	Common Stock	33,959,989
241,890	BANK OF AMERICA CORP	Common Stock	10,631,066
281,723	BANK OF AMERICA CORP	Common Stock	12,381,726
16,612	BILL HOLDINGS INC	Common Stock	1,407,203
40,159	BOEING CO/THE	Common Stock	7,108,143
238,340	BOEING CO/THE	Common Stock	42,186,180
1,695	BOOKING HOLDINGS INC	Common Stock	8,421,472
152,477	BOSTON SCIENTIFIC CORP	Common Stock	13,619,246
117,199	BOSTON SCIENTIFIC CORP	Common Stock	10,468,215
603,461	BRISTOL-MYERS SQUIBB CO	Common Stock	34,131,754
121,059	BROADCOM INC	Common Stock	28,066,319
71,465	BROADCOM INC	Common Stock	16,568,446
23,359	BROADCOM INC	Common Stock	5,415,551
36,150	BUILDERS FIRSTSOURCE INC	Common Stock	5,166,920
31,710	CDW CORP/DE	Common Stock	5,518,808
122,368	CIGNA GROUP/THE	Common Stock	33,790,700
972,827	CSX CORP	Common Stock	31,393,127
18,456	CACI INTERNATIONAL INC	Common Stock	7,457,331
20,559	CADENCE DESIGN SYSTEMS INC	Common Stock	6,177,157
75,208	CARVANA CO	Common Stock	15,294,299
90,476	CATERPILLAR INC	Common Stock	32,821,074
565,143	CENTENE CORP	Common Stock	34,236,363
313,248	CENTERPOINT ENERGY INC	Common Stock	9,939,359
31,943	CHENIERE ENERGY INC	Common Stock	6,863,592
37,923	EXPAND ENERGY CORP	Common Stock	3,775,235
204,291	CHEVRON CORP	Common Stock	29,589,508
132,027	CHIPOTLE MEXICAN GRILL INC	Common Stock	7,961,228
75,895	CHIPOTLE MEXICAN GRILL INC	Common Stock	4,576,469
146,615	CIENA CORP	Common Stock	12,434,418
398,155	CISCO SYSTEMS INC	Common Stock	23,570,776
9,752	CINTAS CORP	Common Stock	1,781,690
573,610	CITIGROUP INC	Common Stock	40,376,408
114,818	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	8,829,504
33,725	COLGATE-PALMOLIVE CO	Common Stock	3,065,940
43,530	COLGATE-PALMOLIVE CO	Common Stock	3,957,312
238,186	COMCAST CORP	Common Stock	8,939,121
155,454	COMERICA INC	Common Stock	9,614,830
25,493	CONFLUENT INC	Common Stock	712,784
61,243	CONOCOPHILLIPS	Common Stock	6,073,468
24,769	CONSTELLATION BRANDS INC	Common Stock	5,473,949
28,128	CONSTELLATION ENERGY CORP	Common Stock	6,292,515
745,366	CORNING INC	Common Stock	35,419,792
52,793	COSTAR GROUP INC	Common Stock	3,779,451
6,843	CROWDSTRIKE HOLDINGS INC	Common Stock	2,341,401
182,789	CUBESMART	Common Stock	7,832,509
25,554	DANAHER CORP	Common Stock	5,865,921
32,171	DANAHER CORP	Common Stock	7,384,853
33,963	DANAHER CORP	Common Stock	7,796,207
27,001	DATADOG INC	Common Stock	3,858,173
10,714	DATADOG INC	Common Stock	1,530,923
17,987	DEERE & CO	Common Stock	7,621,092
28,988	DIAMONDBACK ENERGY INC	Common Stock	4,749,104
3,340	DOLLAR GENERAL CORP	Common Stock	253,239
20,184	DOORDASH INC	Common Stock	3,385,866
88,413	EDWARDS LIFESCIENCES CORP	Common Stock	6,545,214
64,957	ELECTRONIC ARTS INC	Common Stock	9,503,209
356,131	ELEMENT SOLUTIONS INC	Common Stock	9,056,411
53,832	EMERSON ELECTRIC CO	Common Stock	6,671,400
167,741	ENTERGY CORP	Common Stock	12,718,123
167,749	EPAM SYSTEMS INC	Common Stock	39,223,071

8,926	EQUINIX INC	Common Stock	8,416,236
101,546	EVERUS CONSTRUCTION GROUP INC	Common Stock	6,676,650
102,582	EXXON MOBIL CORP	Common Stock	11,034,746
119,723	EXXON MOBIL CORP	Common Stock	12,878,603
94,539	META PLATFORMS INC	Common Stock	55,353,530
42,813	META PLATFORMS INC	Common Stock	25,067,440
95,042	META PLATFORMS INC	Common Stock	55,648,041
114,829	FIDELITY NATIONAL INFORMATION	Common Stock	9,274,738
10,842	FISERV INC	Common Stock	2,227,164
27,807	FISERV INC	Common Stock	5,712,114
689,044	FIRSTENERGY CORP	Common Stock	27,410,170
1,752	FORTINET INC	Common Stock	165,529
885,657	FREEPORT-MCMORAN INC	Common Stock	33,725,819
20,202	ARTHUR J GALLAGHER & CO	Common Stock	5,734,338
13,895	GARTNER INC	Common Stock	6,731,711
25,376	GE VERNOVA INC	Common Stock	8,346,928
17,217	GE VERNOVA INC	Common Stock	5,663,188
7,291	GE VERNOVA INC	Common Stock	2,398,229
24,121	GENERAL DYNAMICS CORP	Common Stock	6,355,642
33,751	GE AEROSPACE	Common Stock	5,629,329
44,592	GE AEROSPACE	Common Stock	7,437,500
8,940	GOLDMAN SACHS GROUP INC/THE	Common Stock	5,119,223
6,764	GOLDMAN SACHS GROUP INC/THE	Common Stock	3,873,202
9,118	GUIDEWIRE SOFTWARE INC	Common Stock	1,537,112
336,726	HALLIBURTON CO	Common Stock	9,155,580
59,509	HESS CORP	Common Stock	7,915,292
43,163	HILTON WORLDWIDE HOLDINGS INC	Common Stock	10,668,167
86,827	HOWMET AEROSPACE INC	Common Stock	9,496,269
8,493	HUMANA INC	Common Stock	2,154,759
36,858	JB HUNT TRANSPORT SERVICES INC	Common Stock	6,290,186
68,964	INGERSOLL RAND INC	Common Stock	6,238,483
8,900	INTUIT INC	Common Stock	5,593,650
13,599	INTUIT INC	Common Stock	8,546,972
10,872	INTUIT INC	Common Stock	6,833,052
27,288	INTUITIVE SURGICAL INC	Common Stock	14,243,244
14,795	INTUITIVE SURGICAL INC	Common Stock	7,722,398
143,430	JPMORGAN CHASE & CO	Common Stock	34,381,605
89,200	JPMORGAN CHASE & CO	Common Stock	21,382,132
66,789	JACOBS SOLUTIONS INC	Common Stock	8,924,346
142,845	JEFFERIES FINANCIAL GROUP INC	Common Stock	11,199,048
13,474	KLA CORP	Common Stock	8,490,237
5,078	KLA CORP	Common Stock	3,199,749
110,625	KKR & CO INC	Common Stock	16,362,544
53,509	KKR & CO INC	Common Stock	7,914,516
311,746	KEURIG DR PEPPER INC	Common Stock	10,013,282
97,584	KNIFE RIVER CORP	Common Stock	9,918,438
14,888	LAM RESEARCH CORP	Common Stock	1,075,360
3,472	LAM RESEARCH CORP	Common Stock	250,783
207,828	LAS VEGAS SANDS CORP	Common Stock	10,674,046
85,378	ESTEE LAUDER COS INC/THE	Common Stock	6,401,642
39,034	LENNAR CORP	Common Stock	5,323,067
34,055	ELI LILLY & CO	Common Stock	26,290,460
12,041	ELI LILLY & CO	Common Stock	9,295,652
22,825	ELI LILLY & CO	Common Stock	17,620,900
19,523	LITHIA MOTORS INC	Common Stock	6,978,106
25,910	LITTELFUSE INC	Common Stock	6,105,692
153,777	LOWE'S COS INC	Common Stock	37,952,164
4,236	LULULEMON ATHLETICA INC	Common Stock	1,619,889
53,149	M&T BANK CORP	Common Stock	9,992,543
406,185	MDU RESOURCES GROUP INC	Common Stock	7,319,454
7,471	MSCI INC	Common Stock	4,482,675
300	MSCI INC	Common Stock	180,003

11,902	MANHATTAN ASSOCIATES INC	Common Stock	3,216,396
175,104	MARATHON PETROLEUM CORP	Common Stock	24,427,008
16,667	MARSH & MCLENNAN COS INC	Common Stock	3,540,237
34,481	MARRIOTT INTERNATIONAL INC/MD	Common Stock	9,618,130
52,447	MARVELL TECHNOLOGY INC	Common Stock	5,792,771
54,723	MASTERCARD INC	Common Stock	28,815,490
35,245	MASTERCARD INC	Common Stock	18,558,960
39,676	MASTERCARD INC	Common Stock	20,892,191
27,605	MCDONALD'S CORP	Common Stock	8,002,413
68,513	MERCK & CO INC	Common Stock	6,815,673
119,446	MERCK & CO INC	Common Stock	11,882,488
335,996	METLIFE INC	Common Stock	27,511,352
137,634	MICROSOFT CORP	Common Stock	58,012,731
239,815	MICROSOFT CORP	Common Stock	101,082,023
245,847	MICROSOFT CORP	Common Stock	103,624,511
99,143	MICROCHIP TECHNOLOGY INC	Common Stock	5,685,851
46,747	MID-AMERICA APARTMENT COMMUNIT	Common Stock	7,225,684
24,582	MONDELEZ INTERNATIONAL INC	Common Stock	1,468,283
3,300	MONGODB INC	Common Stock	768,273
5,804	MONOLITHIC POWER SYSTEMS INC	Common Stock	3,434,227
149,553	MONSTER BEVERAGE CORP	Common Stock	7,860,506
8,119	MOODY'S CORP	Common Stock	3,843,291
32,166	MORGAN STANLEY	Common Stock	4,043,910
255,158	MORGAN STANLEY	Common Stock	32,078,464
100,168	NASDAQ INC	Common Stock	7,743,988
13,338	NETFLIX INC	Common Stock	11,888,426
20,673	NETFLIX INC	Common Stock	18,426,258
16,459	NETFLIX INC	Common Stock	14,670,236
19,881	NEXTERA ENERGY INC	Common Stock	1,425,269
2,477	NIKE INC	Common Stock	187,435
90,147	NIKE INC	Common Stock	6,821,423
555,576	NVIDIA CORP	Common Stock	74,608,301
465,502	NVIDIA CORP	Common Stock	62,512,264
805,746	NVIDIA CORP	Common Stock	108,203,630
3,106	O'REILLY AUTOMOTIVE INC	Common Stock	3,683,095
12,976	OLD DOMINION FREIGHT LINE INC	Common Stock	2,288,966
49,145	ORACLE CORP	Common Stock	8,189,523
392,855	PG&E CORP	Common Stock	7,927,814
1,881,993	PG&E CORP	Common Stock	37,978,619
32,820	PTC INC	Common Stock	6,034,613
14,654	PARKER-HANNIFIN CORP	Common Stock	9,320,384
693,291	PERMIAN RESOURCES CORP	Common Stock	9,969,525
68,576	PHILIP MORRIS INTERNATIONAL IN	Common Stock	8,253,122
80,987	PHILIP MORRIS INTERNATIONAL IN	Common Stock	9,746,785
233,684	PHILIP MORRIS INTERNATIONAL IN	Common Stock	28,123,869
50,587	PHILLIPS 66	Common Stock	5,763,377
121,084	PINNACLE WEST CAPITAL CORP	Common Stock	10,264,291
367,999	PLAINS GP HOLDINGS LP	Common Stock	6,763,822
90,853	PROCTER & GAMBLE CO/THE	Common Stock	15,231,505
15,301	PROCTER & GAMBLE CO/THE	Common Stock	2,565,213
44,144	PROGRESSIVE CORP/THE	Common Stock	10,577,344
81,973	PROLOGIS INC	Common Stock	8,664,546
31,059	PUBLIC STORAGE	Common Stock	9,300,307
57,586	QUALCOMM INC	Common Stock	8,846,361
153,453	QUALCOMM INC	Common Stock	23,573,450
281,266	RTX CORP	Common Stock	32,548,102
77,379	RTX CORP	Common Stock	8,954,298
8,913	ROPER TECHNOLOGIES INC	Common Stock	4,633,423
27,211	ROSS STORES INC	Common Stock	4,116,208
7,013	S&P GLOBAL INC	Common Stock	3,492,684
31,772	SBA COMMUNICATIONS CORP	Common Stock	6,475,134
250,070	SLM CORP	Common Stock	6,896,931

27,611	SALESFORCE INC	Common Stock	9,231,186
36,885	SALESFORCE INC	Common Stock	12,331,762
37,537	CHARLES SCHWAB CORP/THE	Common Stock	2,778,113
148,391	UNITED PARKS & RESORTS INC	Common Stock	8,338,090
19,267	SERVICENOW INC	Common Stock	20,425,332
12,110	SERVICENOW INC	Common Stock	12,838,053
9,577	SHERWIN-WILLIAMS CO/THE	Common Stock	3,255,510
24,335	SHERWIN-WILLIAMS CO/THE	Common Stock	8,272,197
140,157	SIX FLAGS ENTERTAINMENT CORP	Common Stock	6,754,166
1,467	SNOWFLAKE INC	Common Stock	226,519
748,622	SOUTHWEST AIRLINES CO	Common Stock	25,168,672
33,337	BLOCK INC	Common Stock	2,833,312
76,899	STARBUCKS CORP	Common Stock	7,017,034
12,800	STRYKER CORP	Common Stock	4,608,640
12,620	SYNOPSYS INC	Common Stock	6,125,243
14,523	SYNOPSYS INC	Common Stock	7,048,883
30,949	TJX COS INC/THE	Common Stock	3,738,949
9,888	T-MOBILE US INC	Common Stock	2,182,578
40,225	T-MOBILE US INC	Common Stock	8,878,864
32,614	TAKE-TWO INTERACTIVE SOFTWARE	Common Stock	6,003,585
624,401	TERADATA CORP	Common Stock	19,450,091
69,621	TESLA INC	Common Stock	28,115,745
32,564	TESLA INC	Common Stock	13,150,646
75,152	TESLA INC	Common Stock	30,349,384
6,794	TEXAS INSTRUMENTS INC	Common Stock	1,273,943
36,788	TEXAS INSTRUMENTS INC	Common Stock	6,898,118
13,685	THERMO FISHER SCIENTIFIC INC	Common Stock	7,119,348
18,413	THERMO FISHER SCIENTIFIC INC	Common Stock	9,578,995
10,652	THERMO FISHER SCIENTIFIC INC	Common Stock	5,541,490
1,897	TRANSDIGM GROUP INC	Common Stock	2,404,030
95,751	TRANSUNION	Common Stock	8,877,075
140,372	UBER TECHNOLOGIES INC	Common Stock	8,467,239
23,690	UNITEDHEALTH GROUP INC	Common Stock	11,983,823
29,089	UNITEDHEALTH GROUP INC	Common Stock	14,714,962
15,472	UNITEDHEALTH GROUP INC	Common Stock	7,826,666
29,207	VEEVA SYSTEMS INC	Common Stock	6,140,772
16,116	VEEVA SYSTEMS INC	Common Stock	3,388,389
5,465	VERALTO CORP	Common Stock	556,610
1,126,733	VERIZON COMMUNICATIONS INC	Common Stock	45,058,053
30,421	VERISK ANALYTICS INC	Common Stock	8,378,856
19,152	VERTEX PHARMACEUTICALS INC	Common Stock	7,712,510
19,595	VERTEX PHARMACEUTICALS INC	Common Stock	7,890,907
38,928	VERTIV HOLDINGS CO	Common Stock	4,422,610
318,082	VICI PROPERTIES INC	Common Stock	9,291,175
80,526	VISA INC	Common Stock	25,449,437
44,125	VISA INC	Common Stock	13,945,265
41,656	VISTRA CORP	Common Stock	5,743,113
36,656	VULCAN MATERIALS CO	Common Stock	9,429,023
86,971	WEC ENERGY GROUP INC	Common Stock	8,178,753
286,786	WARNER MUSIC GROUP CORP	Common Stock	8,890,366
179,057	WELLS FARGO & CO	Common Stock	12,576,964
358,157	WELLS FARGO & CO	Common Stock	25,156,948
182,179	WELLS FARGO & CO	Common Stock	12,796,253
78,755	WELLTOWER INC	Common Stock	9,925,493
120,694	WESTERN ALLIANCE BANCORP	Common Stock	10,082,777
545,865	WILLIAMS COS INC/THE	Common Stock	29,542,214
21,473	WORKDAY INC	Common Stock	5,540,678
75,279	WYNN RESORTS LTD	Common Stock	6,486,039
167,290	XCEL ENERGY INC	Common Stock	11,295,421
843	ZOETIS INC	Common Stock	137,350

	Cash	Cash	3,952

49,308,239	EB Temporary Investment Fund *	Common Collective Trust Fund	49,308,240

	Large Cap Core Fund Subtotal		$4,427,425,757

	Total investments		$29,611,826,736

	Notes receivable from participants*	Prime rate as of the month end prior to loan request date plus 1%	$432,247,975

*Party-in-interest

Exhibits

Exhibits to this Form 11-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH FUTURE FUND 401(k) PLAN

Date:	June 26, 2025	By:	/s/ JAMES D. CLARK
James D. Clark
Senior Vice President, Controller and Chief Accounting Officer